Filed pursuant to Rule 424(b)(2)
Registration No. 333-259782

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 28, 2021

PRELIMINARY PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED SEPTEMBER 24, 2021)

Analog Devices, Inc.

$             Floating Rate Senior Notes Due            ,

$                     % Sustainability-Linked Senior Notes Due            ,

$                     % Senior Notes Due            ,

$                     % Senior Notes Due            ,

$                     % Senior Notes Due            ,

We are offering $             aggregate principal amount of our floating rate senior notes due             ,            , which we refer to as the “Floating Rate Notes,” $             aggregate principal amount of our         % sustainability-linked senior notes due             ,            , which we refer to as the “Sustainability-Linked Senior Notes,” $             aggregate principal amount of our         % senior notes due             ,            , which we refer to as the “            Notes,” $             aggregate principal amount of our         % senior notes due             ,            , which we refer to as the “            Notes,” and $             aggregate principal amount of our         % senior notes due             ,            , which we refer to as the “            Notes.” We refer to the            Notes, the            Notes, the            Notes and the Floating Rate Notes collectively as the “senior notes”, to the            Notes, the            Notes, the            Notes and the Sustainability-Linked Senior Notes collectively as the “Fixed Rate Notes”, and to the Fixed Rate Notes and the Floating Rate Notes, collectively, as the “notes”.

The Floating Rate Notes will mature on             ,            , the Sustainability-Linked Senior Notes will mature on             ,            , the            Notes will mature on             ,            , the            Notes will mature on             ,            and the            Notes will mature on             ,            .

We will pay interest on the Fixed Rate Notes semi-annually in arrears each              and             . The first interest payment for the Fixed Rate Notes will be made on                 , 2022. We will pay interest on the Floating Rate Notes quarterly in arrears on             ,             ,              and             of each year. The first interest payment for the Floating Rate Notes will be made on                 , 2021.

The Floating Rate Notes will bear interest at a floating annual rate equal to a benchmark rate, which will initially be Compounded SOFR (as defined under “Description of Notes”), plus a spread of             basis points (        %) per annum. See “Description of Notes—Interest—Floating Rate Notes.”

The Sustainability-Linked Senior Notes will initially bear interest at a rate of        % per annum. From and including                 , 2026 (the “Interest Rate Step Up Date”), the interest rate payable on the Sustainability-Linked Senior Notes, to but not including the maturity date of the Sustainability-Linked Senior Notes, shall be increased by an additional 30 basis points (0.30%) per annum in the aggregate unless we have satisfied the Sustainability Performance Target and received a related Assurance Letter (as each such term is defined under “Description of Notes”). See “Description of Notes—Interest—Sustainability-Linked Senior Notes.”

We may not redeem the Floating Rate Notes prior to their maturity. We may redeem some or all of the Fixed Rate Notes at any time and from time to time at the applicable redemption prices described under the caption “Description of the Notes—Optional Redemption.” If a Change of Control Triggering Event (as defined under the caption “Description of the Notes—Change of Control Offer”) occurs, we may be required to offer to purchase each series of notes from their holders in cash at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. There are no sinking funds for the notes.

The notes will be our senior unsecured obligations. The notes will rank without preference or priority among themselves and equally in right of payment with all of our other existing and future senior unsecured and unsubordinated debt and rank senior in right of payment to all of our future subordinated debt.

The notes are new issues of securities with no established trading market. We do not intend to apply for the listing of the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-13.

	Price to public(1)		Underwriting discounts		Proceeds, before expenses, to us(1)
Per Floating Rate Note		%		%		%
Floating Rate Note Total	$		$		$
Per Sustainability-Linked Senior Note		%		%		%
Sustainability-Linked Senior Note Total	$		$		$
Per Note		%		%		%
Note Total	$		$		$
Per Note		%		%		%
Note Total	$		$		$
Per Note		%		%		%
Note Total	$		$		$
Total	$		$		$

(1)	Plus accrued interest, if any, from , 2021, if settlement occurs after that date.

We expect that delivery of the notes in book-entry form will be made to investors through the facilities of The Depository Trust Company and its direct participants, including Clearstream Banking S.A. and Euroclear Bank SA/NV, on or about                 , 2021.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Morgan Stanley	Citigroup	BofA Securities	J.P. Morgan	BNP PARIBAS
(Global Coordinator)	(Sustainability-Linked Bond Structuring Advisor)			(Sustainability-Linked Bond Structuring Advisor)

The date of this prospectus supplement is                 , 2021.

We are responsible only for the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or information contained in a free writing prospectus that we authorize to be delivered to you. This prospectus supplement and the accompanying prospectus may be used only for the purpose for which they have been prepared. No one is authorized to give information other than that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus that we authorize to be delivered to you. We have not, and the underwriters have not, authorized any other person to provide you with different information. Neither we nor any of the underwriters or their affiliates take any responsibility for, nor can we or any of the underwriters or their affiliates provide any assurance as to the reliability of, any information that others may give you.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or any document incorporated by reference herein or therein is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the notes and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and the notes offered. The second part is the accompanying prospectus, which describes more general information about debt securities we may offer from time to time, some of which may not apply to this offering of the notes. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. You should read this prospectus supplement, the accompanying prospectus and any related free writing prospectus together with additional information described under the caption “Where You Can Find More Information” on page S-56.

In this prospectus supplement and the accompanying prospectus, “the Company,” “we,” “our,” “ours” and “us” refer to Analog Devices, Inc. and its subsidiaries on a consolidated basis, unless the context otherwise requires.

Currency amounts in this prospectus supplement are stated in U.S. dollars.

Notwithstanding anything to the contrary contained herein, none of the trustee, registrar or paying agent (or any other agent under the indenture) makes any representation with respect to the accuracy or completeness of the information contained herein and shall have no liability whatsoever on its accuracy or completeness.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements regarding future events and our future results that are subject to the safe harbor created under the Private Securities Litigation Reform Act of 1995 and other safe harbors under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended ( the “Exchange Act”). All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” “could” and “will,” and variations of such words and similar expressions, are intended to identify such forward-looking statements. In addition, any statements that refer to projections regarding our future financial performance; our anticipated growth and trends in our businesses; our future liquidity, capital needs and capital expenditures; the impact of the COVID-19 pandemic on our business, financial condition and results of operations; our future market position and expected competitive changes in the marketplace for our products; our ability to pay dividends or repurchase stock; our ability to service our outstanding debt; our expected tax rate; the effect of changes in or the application of new or revised tax laws; expected cost savings; the effect of new accounting pronouncements; our ability to successfully integrate acquired businesses and technologies, including the integration of the acquired business, operations and employees of Maxim Integrated Products, Inc.; and other characterizations of future events or circumstances are forward-looking statements. You are cautioned that these forward-looking statements are only predictions and are inherently subject to risks, uncertainties and assumptions that are difficult to predict. You should pay particular attention to the important risk factors and cautionary statements referenced in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-13. You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, including our Annual Report on Form 10-K for the fiscal year ended October 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended July 31, 2021 and our Current Reports on Form 8-K. Actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to revise or update any forward-looking statements, including to reflect events or circumstances occurring after the date of this prospectus supplement, except to the extent required by law.

SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. As a result, it may not contain all of the information that may be important to you or that you should consider before investing in the notes. You should read this entire prospectus supplement, the accompanying prospectus and any related free writing prospectus, including the “Risk Factors” section and the documents incorporated by reference, which are described under “Where You Can Find More Information” on page S-56.

The Company

Analog Devices, Inc. operates at the center of the modern digital economy, converting real-world phenomena into actionable insight with its comprehensive suite of analog and mixed signal, power management, radio frequency (RF), and digital and sensor technologies. We serve 125,000 customers worldwide with more than 75,000 products in the industrial, communications, automotive, and consumer markets.

We were incorporated in Massachusetts in 1965. Our headquarters is near Boston, in Wilmington, Massachusetts. In addition, we have manufacturing facilities in the United States, Ireland and Southeast Asia. Our common stock is listed on The Nasdaq Global Select Market under the symbol ADI and is included in the Standard & Poor’s 500 Index.

Our principal executive offices are located at One Analog Way, Wilmington, Massachusetts 01887, and our telephone number is (781) 329-4700.

Sustainability-Linked Bond Features

We are dedicated to putting the engineering power behind solutions that help to reduce carbon emissions. Our commitment to advance our climate strategy is centered around our goal to have net zero emissions by 2050. Our commitment to reduce our greenhouse gas emissions (“GHG”) is an important component of our business strategy and key to our sustainability strategy. “GHG emissions” refers to the total carbon dioxide equivalent emissions of all of our operating subsidiaries measured in metric tons CO2e, and includes Scope 1, Scope 2 and Scope 3 Emissions. Scope 1 Emissions (as defined under the caption “Description of the Notes”) result directly from sources that we control in the operation of our business and include emissions from stationary combustion and process emissions (perflourocarbons (PFCs), SF6, NF3 (from water fabrication processes)). Scope 2 Emissions (as defined under the caption “Description of the Notes”) result from the off-site generation of purchased and imported electricity that we use. Scope 3 Emissions are indirect emissions from all other activities that occur in our value chain, including emissions associated with the products our customers produce using Analog components and transportation.

In September 2021, we adopted a sustainability-linked financing framework (the “Sustainability-Linked Financing Framework”) reaffirming our sustainability strategy priorities and setting out goals with respect to our key performance indicators, including our absolute Scope 1 and Scope 2 Emissions. As a key part of these goals, we have established a Sustainability Performance Target (“SPT”) to reduce our Scope 1 and Scope 2 Emissions by 27% by the end of 2025 as measured against our 2019 base year emissions, as such base year emissions may be adjusted. See “Summary—Sustainability Linked Bond Features—Amendments to the Sustainability-Linked Financing Framework and Base Year Emissions Recalculation”. We calculate our Scope 1 and Scope 2 Emissions in accordance with the GHG Protocol (as defined under the caption “Description of the Notes”).

Under the terms of the Sustainability-Linked Senior Notes, the interest rate payable on the Sustainability-Linked Senior Notes will be increased from and after                , 2026, to but not including the maturity date of the Sustainability-Linked Senior Notes, by, an additional 30 basis points (0.30%) per annum in the aggregate unless we have notified The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”) in writing on or before the date that is 15 days prior to the Interest Rate Step Up Date (the “Notification Date”) in the form of an officer’s certificate, upon which the trustee may conclusively rely without any duty of further inquiry, certifying that such officer has determined that we have satisfied the Sustainability Performance Target (as defined under the caption “Description of the Notes”) and that the Company has received a related Assurance Letter (as defined under the caption “Description of the Notes”) from the External Verifier (as defined under the caption “Description of the Notes”) upon which it has based its certification. We will make the Assurance Letter available on our website. See “Description of Notes—Maturity and Interest—Sustainability-Linked Senior Notes.”

Amendments to the Sustainability-Linked Financing Framework and Base Year Emissions Recalculation

We will review the Sustainability-Linked Financing Framework from time to time, including its alignment to updated versions of the relevant principles as and when they are released, with the aim of adhering to best practices in the market. Such review may result in the Sustainability-Linked Financing Framework being amended in the future. Updates to the Sustainability-Linked Financing Framework, if not minor in nature, will be subject to the prior approval of the Second Party Opinion provider. Any amended Sustainability-Linked Financing Framework will either keep or improve the current levels of transparency and reporting disclosures, including the corresponding review by a Second Party Opinion provider. Such amended Sustainability-Linked Financing Framework will be published on our website and will replace the prior Sustainability-Linked Financing Framework for future capital markets transactions but will not affect the Sustainability-Linked Senior Notes offered hereby.

The KPI and the SPT set out in the current Sustainability-Linked Financing Framework will remain applicable throughout the tenor of the Sustainability-Linked Senior Notes offered hereby, regardless of any changes to our sustainability strategy or amendments to the Sustainability-Linked Financing Framework. Any subsequent Sustainability-Linked Financing Framework, related or not to any future capital markets transactions, will not have any effects on the SPT utilized for the Sustainability-Linked Senior Notes offered hereby. However, in accordance with the GHG Protocol, we may from time to time recalculate the 2019 base year emissions (a “Base Year Emissions Recalculation”). In particular, in the event of significant changes affecting our structure (such as acquisitions, divestitures, mergers, insourcing or outsourcing, or other corporate actions with similar effects), we will recalculate the 2019 base year emissions for our Scope 1 and Scope 2 Emissions. For any business acquired or divestiture in a transaction or series of related transactions as a result of which our absolute GHG emissions would be increased or decreased by 5% or more as compared to our absolute GHG emissions immediately prior to the consummation of such transaction, we will recalculate the levels of absolute Scope 1 and Scope 2 Emissions for the base year 2019 as if the transaction had occurred immediately prior to the start of 2019, the base year. In addition, we may make a Base Year Emissions Recalculation to reflect improvements in the accuracy of emission factors or activity data that result in a significant impact on the base year emissions data or to correct significant errors. Any such Base Year Emissions Recalculation would apply to the Sustainability-Linked Senior Notes offered hereby. Finally, in the event an updated version of the GHG Protocol that amends the methodology for calculating GHG emissions is published, we may elect at our sole option to apply such revised version for the purpose of calculating Scope 1 and Scope 2 Emissions (including a recalculation of 2019 base year emissions) without consent of the holders of the Substainability-Linked Senior Notes.

The acquisition of Maxim (as defined below) that we completed in August 2021 is an example of a significant acquisition that is expected to result in a Base Year Emissions Recalculation. Our reported 2019 base year emissions were 160,393 total carbon dioxide equivalents. The reported base year emissions in the Sustainability-Linked Financing Framework are expected to be updated to reflect the acquisition of Maxim, as well as any other potential material acquisitions concluded more than 24 months prior to the SPT Observation Date (as defined under the caption “Description of the Notes”), as if it had been consummated immediately prior to the start of

2019. By purchasing the Sustainability-Linked Senior Notes offered hereby, an investor shall be deemed to have consented to, for itself and any and all successors or assigns, and to have irrevocably authorized us to, make such a Base Year Emissions Recalculation.

We are not required to make any Base Year Emissions Recalculation to the extent and for so long as we determine in good faith that we do not have sufficient information to do so. In the case of a Base Year Emissions Recalculation, the SPT with respect to the Sustainability-Linked Senior Notes will remain the same and be assessed against the recalculated base year emissions. The recalculated base year emissions will be reported in our annual Sustainability-Linked bond update beginning in 2023 and will be accompanied by a Verification Report (as defined below).

Reporting and External Verification

The Sustainability-Linked Financing Framework was reviewed by an independent consultant with recognized environmental and social expertise, which provided a second party opinion (the “Second Party Opinion”) on the sustainability benefit of the Sustainability-Linked Financing Framework and the alignment with the Sustainability-Linked Bond Principles 2020 administered by the International Capital Markets Association.

Annually, at least until the SPT Observation Date, and in any case for any date/period relevant for assessing the trigger of the SPT performance leading to a potential increase in the interest rate payable on the Sustainability-Linked Senior Notes, we will publish and keep readily available and easily accessible on our website a Sustainability-Linked bond update as part of our annual Sustainability Report and/or a separate Sustainable Finance Report, which will include updated information on the performance of Scope 1 and Scope 2 Emissions and any Base Year Emissions Recalculation, together with a verification assurance report issued by the External Verifier (each a “Verification Report”). We will make copies of the Verification Reports, the Assurance Letter and the Second Party Opinion readily available on our website. The Assurance Letter will be used by us in making our certifications to the trustee in the officer’s certificate, upon which the trustee may conclusively rely without any duty of further inquiry, in connection with the interest payable on the Sustainability-Linked Senior Notes following the Interest Rate Step Up Date.

Disclaimer; No Incorporation by Reference

For the avoidance of doubt, none of the Sustainability-Linked Financing Framework, the Second Party Opinion, any annual Sustainability Report, Verification Report or Assurance Letter by an External Verifier are, and none shall be deemed to be, incorporated by reference into and/or form a part of this prospectus supplement and the accompanying prospectus. The Sustainability Performance Target is not applicable to any other of our securities, including the other series of Fixed Rate Notes and the Floating Rate Notes offered hereby, except to the extent expressly so provided in the relevant legal documentation governing such securities, and we make no representation to any person, including any noteholder, that the SPT will be achieved. It will not be a breach or Event of Default (as defined under the caption “Description of the Notes”) under the Sustainability-Linked Senior Notes if the Sustainability Performance Target is not met. See “Risk Factors” for further information on the risks associated with the Sustainability Performance Target and the Sustainability-Linked Senior Notes.

Recent Developments

Maxim Acquisition. On August 26, 2021, we completed our previously announced acquisition of Maxim Integrated Products, Inc., a Delaware corporation (“Maxim”). Pursuant to the Agreement and Plan of Merger, dated as of July 12, 2020 (the “Merger Agreement”), by and among the Company, Maxim, and Magneto Corp. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of the Company, Merger Sub merged with and into Maxim (the “Merger”), with Maxim surviving the Merger as a wholly owned subsidiary of the Company. At the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.001 per share, of Maxim (the “Maxim Common Stock”), issued and outstanding immediately prior to the Effective Time (other than treasury shares and any shares of Maxim Common Stock held directly by the Company or Merger Sub) was converted into the right to receive 0.6300 (the “Exchange Ratio”) of a fully paid and non-assessable share of common stock, par value $0.16 2/3 per share, of the Company (the “Company Common Stock”) and, if applicable, cash in lieu of fractional shares, subject to any applicable tax withholding.

Maxim designs, develops, manufactures and markets a broad range of linear and mixed-signal integrated circuits for a large number of customers in diverse geographical locations. Maxim has global operations with a wafer manufacturing facility in the U.S., test facilities in the Philippines and Thailand, and sales and circuit design offices around the world. The major end-markets in which its products are sold are the Automotive, Communications & Data Center, Consumer, and Industrial markets.

Cash Tender Offer. Concurrently with this offering, we are conducting cash tender offers (collectively, the “tender offer”) for any and all of our outstanding 2.500% Senior Notes due December 2021 (the “2021 notes”), 2.875% Senior Notes due June 2023 (the “June 2023 notes”), 3.125% Senior Notes due December 2023 (the “December 2023 notes”), 3.900% Senior Notes due December 2025 (the “2025 notes”), 4.500% Senior Notes due December 2036 (the “2036 notes”) and 5.300% Senior Notes due December 2045 (the “2045 notes”, and together with the 2021 notes, the June 2023 notes, the December 2023 notes, the 2025 notes and the 2036 notes, the “tender offer notes”). As of the date hereof, there were $400,000,000 aggregate principal amount of 2021 notes outstanding, $500,000,000 aggregate principal amount of June 2023 notes outstanding, $550,000,000 aggregate principal amount of December 2023 notes outstanding, $850,000,000 aggregate principal amount of 2025 notes outstanding, $250,000,000 aggregate principal amount of 2036 notes outstanding and $400,000,000 aggregate principal amount of 2045 notes outstanding. The tender offer is being made upon, and is subject to, the terms and conditions set forth in the Offer to Purchase dated September 28, 2021 (the “offer to purchase”). The tender offer will expire at 5:00 p.m., New York City time, on October 4, 2021 (such date and time, as it may be extended, the “tender offer expiration date”), unless extended or terminated by us.

We intend to pay the purchase price for, and accrued and unpaid interest on, the tender offer notes validly tendered and accepted for purchase in the tender offer with a portion of the net proceeds from this offering. To the extent all of the 2021 notes, the June 2023 notes, the December 2023 notes and the 2025 notes are not tendered and purchased in the tender offer, we may, but are not obligated to, use a portion of any remaining net proceeds from this offering to redeem all or a portion of the remaining 2021 notes, June 2023 notes, December 2023 notes and 2025 notes. We do not presently intend, but reserve the right, to use a portion of any remaining net proceeds from this offering to redeem all or a portion of the remaining 2036 notes or 2045 notes that are not purchased pursuant to the tender offer. The completion of the tender offer is conditioned upon the successful completion of this offering and the satisfaction of certain customary conditions described in the offer to purchase. This offering is not conditioned on the completion of the tender offer. We expect settlement of the tender offer to occur shortly after the closing of this offering. See “Use of Proceeds.”

We are permitted, subject to applicable law, to amend, extend, terminate or withdraw the tender offer, and we cannot assure you that we will complete the tender offer. We cannot assure you as to the principal amount of any series of tender offer notes that will be tendered or accepted for purchase pursuant to the tender offer and, as a result, the aggregate principal amount of tender offer notes tendered and accepted for purchase, and the cash consideration paid pursuant to the tender offer, may differ from the amounts described above. In addition, we cannot assure you that we will redeem any or all of the remaining 2021 notes, June 2023 notes, December 2023 notes or 2025 notes.

This prospectus supplement is not an offer to purchase or a solicitation of an offer to sell, or a notice of redemption for, any of the tender offer notes.

The Offering

The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. See “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus for a more detailed description of the terms and conditions of the notes. Unless the context requires otherwise, references to “we” and “our” in this subsection refer to Analog Devices, Inc. and not to any of its subsidiaries.

Issuer	Analog Devices, Inc.

Securities Offered	$ initial aggregate principal amount of floating rate notes due ,

$        initial aggregate principal amount of     % sustainability-linked notes due             ,             .

$        initial aggregate principal amount of     % notes due             ,             .

$        initial aggregate principal amount of     % notes due             ,             .

$        initial aggregate principal amount of     % notes due             ,             .

Maturity	Floating Rate Notes: , .

Sustainability-Linked Senior Notes: , .

Notes: , .

Notes: , .

Notes: , .

Interest Rate	The Floating Rate Notes will bear interest at an annual rate equal to Compounded SOFR (as defined below) plus basis points ( %). The level of Compounded SOFR and, therefore, the amount of interest payable with respect to each interest period (as defined below) will be determined on each corresponding Interest Payment Determination Date for such interest period. See “Description of the Notes—Interest—Floating Rate Notes.”

The Sustainability-Linked Senior Notes will bear interest at a rate of % per annum, subject to the following paragraph.

From and including                     , 2026 (the “Interest Rate Step Up Date”), the interest rate payable on the Sustainability-Linked Senior Notes, to but not including the maturity date of the Sustainability-Linked Senior Notes, shall be increased by an additional 30 basis points (0.30%) per annum in the aggregate unless we have notified the trustee in writing on or before the date that is 15 days prior to the Interest Rate Step Up Date (the “Notification Date”) in the form of an officer’s certificate, upon which the trustee may conclusively rely without any duty of further inquiry, certifying that such officer has determined that we have satisfied the Sustainability Performance Target and that we have received a related Assurance Letter from the External Verifier. See “Description of the Notes—Interest—Sustainability-Linked Senior Notes.”

The             Notes will bear interest at a rate of     % per annum.

The             Notes will bear interest at a rate of     % per annum.

The             Notes will bear interest at a rate of     % per annum.

Interest Payment Dates	Interest on the Floating Rate Notes will be paid quarterly in arrears on , , and . of each year, beginning on , 2021.

Interest on each series of Fixed Rate Notes will be paid semi-annually in arrears on and of each year, commencing on , 2022.

Ranking	The notes will be our senior unsecured obligations. Each series of notes will rank without preference or priority among themselves and equally in right of payment with all of our other existing and future unsecured and unsubordinated debt and rank senior in right of payment to all of our future debt that is subordinated to the notes. The notes will be effectively subordinated to any of our future secured debt, to the extent of the assets securing that debt, and will be structurally subordinated to any existing and future debt and other liabilities, including trade payables, of our subsidiaries.

As of July 31, 2021, our total consolidated indebtedness was approximately $5.2 billion, and we had no secured indebtedness outstanding. In connection with the closing of our acquisition of Maxim on August 26, 2021, we assumed $1.0 billion aggregate principal amount of senior notes issued by Maxim. On September 8, 2021, we borrowed $400 million under our $2.50 billion senior unsecured revolving credit facility (the “revolving facility”) in connection with entering into certain accelerated share repurchase transactions.

Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability to:

•

incur, create, assume or guarantee any debt for borrowed money secured by a lien upon any Principal Property (as defined under the caption “Description of the Notes”) or shares of any subsidiary that owns a Principal Property;

•	enter into certain sale and lease back transactions with respect to any Principal Property; and

•	consolidate with or merge into, or transfer or lease all or substantially all of our assets to, any other party.

As of July 31, 2021, we had one Principal Property.

These covenants are subject to important exceptions and qualifications that are described under the caption “Description of the Notes—Limitation on Liens,” “—Limitation on Sale and Lease Back Transactions” and “—Limitation on Mergers and Other Transactions” in this prospectus supplement.

Repurchase Offer Upon a Change of Control Triggering Event	If we experience a Change of Control Triggering Event (as defined under the caption “Description of the Notes—Change of Control Offer”), we will be required, unless we have exercised our option to redeem the notes or have defeased or satisfied and discharged the notes, to offer to purchase each series of notes from their holders in cash at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

Optional Redemption	We may not redeem the Floating Rate Notes prior to their maturity.

At any time prior to the applicable Par Call Date (as defined under the caption “Description of the Notes”), we will have the right at our option to redeem each series of Fixed Rate Notes, at any time and from time to time, in whole or in part, at a redemption price equal to the greater of (1) 100% of the principal amount of such series of Fixed Rate Notes being redeemed and (2) the make-whole redemption price described in “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest on the notes being redeemed to but excluding the date of redemption.

On and after the applicable Par Call Date, we will have the right at our option to redeem each series of Fixed Rate Notes, at any time and from time to time, in whole or in part, at a redemption price equal to 100% of the principal amount of such series of Fixed Rate Notes being redeemed, plus accrued and unpaid interest on the notes being redeemed to but excluding the date of redemption.

Sinking Fund	None.

Use of Proceeds	We estimate that the net proceeds we will receive from this offering will be approximately $ , after deducting estimated expenses and underwriting discounts.

We intend to use a portion of the net proceeds from this offering to pay the purchase price for, and accrued and unpaid interest on, the tender offer notes validly tendered and accepted for purchase pursuant to the tender offer, and to pay related fees and expenses in connection with, the tender offer. We further intend to use a portion of the net proceeds from this offering to repay our outstanding borrowings under the revolving facility. To the extent all of the 2021 notes, the June 2023 notes, the December 2023 notes or the 2025 notes are not tendered and purchased in the tender offer, we may, but are not obligated to, use a portion of any remaining net proceeds from this offering to redeem all or a portion of the remaining 2021 notes, June 2023 notes, December 2023 notes and 2025 notes. We intend to use any remaining net proceeds for general corporate purposes, which may include repayment of some or all of the amounts outstanding under our three-year term loan and repayment or redemption of the 3.375% Senior Notes due 2023 issued by Maxim (the “Maxim 2023 notes”). We do not presently intend, but reserve the right, to use a portion of any remaining net proceeds from this offering to redeem all or a portion of the remaining 2036 notes or 2045 notes that are not purchased pursuant to the tender offer. Completion of this offering is not contingent upon completion of the tender offer. Completion of the tender offer is contingent upon the successful completion of this offering. See “—Recent Developments” and “Use of Proceeds.”

Denominations and Form	We will issue the notes of each series in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). The notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

No Listing; Absence of a Public Market for the Notes	The notes of each series are a new issue of securities with no established trading market. We do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes in any dealer quotation system. The underwriters have advised us that they currently intend to make a market in the notes of each series. The underwriters, however, are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice.

Risk Factors	An investment in the notes involves risks. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-13, as well as other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in the notes.

Trustee, Registrar and Paying Agent	The Bank of New York Mellon Trust Company, N.A.

Calculation Agent	The Bank of New York Mellon Trust Company, N.A.

Governing Law	The indenture and the notes will be governed by the laws of the State of New York.

Conflicts of Interest	Morgan Stanley & Co. LLC is acting as one of the dealer managers in connection with the tender offer described under “Prospectus Supplement Summary—Recent Developments”. We have agreed to pay the dealer managers a fee for their services to us in connection with the tender offer. See “Underwriting (Conflicts of Interest)—Other Relationships and Conflicts of Interest” for more information.

Certain of the underwriters or their affiliates are lenders under the revolving facility that we intend to fully repay and the three-year term loan that we may repay in whole or in part with the proceeds of this offering. At least 5% of the net proceeds of this offering may be directed to one or more of the underwriters (or their affiliates). The receipt of at least 5% of the net proceeds of this offering by any underwriter (or its affiliates) would be considered a “conflict of interest” under FINRA Rule 5121. As such, this offering is being conducted in accordance with the applicable requirements of Rule 5121. In addition, certain of the underwriters or their affiliates may be holders of our tender offer notes and, accordingly, may receive a portion of the net proceeds of this offering in the tender offer. See “Underwriting (Conflicts of Interest)—Other Relationships and Conflicts of Interest” for more information.

Settlement	We expect that delivery of the notes will be made to investors on or about , 2021, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). You should note that trading of notes on any date prior to the second business day before the original issue date of the notes may be affected by the T+5 settlement. See “Underwriting (Conflicts of Interest)” for more information.

RISK FACTORS

Before you decide to invest in the notes, you should carefully consider the factors set forth below, as well as the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended October 31, 2020 and in our Quarterly Report on Form 10-Q for the quarter ended July 31, 2021, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus includes forward-looking statements that involve risks and uncertainties. We refer you to “Forward-Looking Statements” in this prospectus supplement.

Risks Related to the Notes

The notes will be unsecured and, therefore, will be effectively subordinated to any of our future secured debt.

The notes will not be secured by any of our assets. As a result, the notes will be effectively subordinated to any secured debt we may incur in the future, to the extent of the value of the assets securing that debt. In any liquidation, dissolution, bankruptcy or other similar proceeding involving us, the holders of any of our secured debt may assert rights against our secured assets in order to receive full payment of their debt before such assets may be used to pay the holders of the notes. The terms of the indenture governing the notes limit our ability to create, incur, assume or permit to exist liens on any Principal Property to secure any of our debt. However, these limitations are subject to numerous exceptions. See “Description of the Notes—Limitation on Liens.” As of July 31, 2021, we did not have any secured debt outstanding. See “Description of the Notes—Ranking.”

We have substantial indebtedness and the indenture governing the notes does not restrict our ability to incur additional indebtedness.

As of July 31, 2021, we had approximately $5.2 billion of indebtedness outstanding. In connection with the closing of our acquisition of Maxim on August 26, 2021, we assumed $1.0 billion aggregate principal amount of senior notes issued by Maxim and, in connection with entering certain accelerated share repurchase transactions, on September 8, 2021, we borrowed $400 million under the revolving facility. As of July 31, 2021, after giving effect to this offering including the expected use of proceeds therefrom, we would have had approximately $            billion of indebtedness outstanding. In addition, we may incur substantial additional indebtedness in the future. In particular, the indenture pursuant to which the notes will be issued will not place any limitation on the amount of indebtedness that we or our subsidiaries may incur. Our incurrence of additional indebtedness may have important consequences for you as a holder of the notes, including:

•	we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage may increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure;

•	our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited; and

•	our flexibility in planning for, or reacting to, changes in our business and our industry may be limited.

If we are unable to generate sufficient cash flow, we may not be able to service our debt obligations, including making payments on the notes.

Our ability to make payments of principal and interest on our indebtedness when due depends upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our consolidated operations, many of which are beyond our control. For example, the disruption to economic activity resulting from the COVID-19 pandemic has had, and is likely to continue to have, adverse effects on our supply chain, manufacturing operations and facilities, and workforce. If we are unable to generate sufficient cash flow from operations in the future to service our outstanding debt, we may be required to, among other things:

•	seek additional financing in the debt or equity markets;

•

refinance or restructure all or a portion of our indebtedness, including our $4.25 billion in aggregate principal amount of senior notes previously issued and currently outstanding (the “Existing Notes”), borrowings under our term loan facility, which consists of a three-year unsecured term loan in an outstanding principal amount of $925 million, borrowings under the revolving facility and the notes offered hereby;

•	borrow under the revolving facility;

•	divert funds that would otherwise be invested in growing our business operations;

•	repatriate earnings as dividends from foreign locations with potential for negative tax consequences; or

•	sell selected assets.

Such measures might not be sufficient to enable us to service our debt, including the notes, which could negatively impact our financial results. In addition, we may not be able to obtain any such financing, refinancing or complete a sale of assets on economically favorable terms. In the case of financing or refinancing, favorable interest rates will depend on the health of the debt capital markets.

The notes will be structurally subordinated to the existing and future liabilities of our subsidiaries.

Our equity interest in our subsidiaries is structurally subordinated to any debt and other liabilities of our subsidiaries, whether or not secured. The notes will not be guaranteed by our subsidiaries and we may not have direct access to the assets of our subsidiaries unless such assets are transferred by dividend or otherwise to us. As a result, the notes will be structurally subordinated to all debt and other liabilities of our existing and future subsidiaries, including trade payables and lease obligations. As of July 31, 2021, our subsidiaries had approximately $862 million of total liabilities, excluding intercompany payables, outstanding and, in connection with the closing of our acquisition of Maxim on August 26, 2021, we assumed $1.0 billion aggregate principal amount of senior notes issued by Maxim. The ability of our subsidiaries to pay dividends or otherwise transfer assets to us is subject to various restrictions under applicable law. Our right to receive assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to realize any value in respect of those assets, will be structurally subordinated to the claims of any such subsidiary’s creditors. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be effectively subordinated to any security interest in the assets of our subsidiaries and subordinated in right of payment to any debt of our subsidiaries that is senior to any debt held by us.

Our credit ratings may not reflect all risks of your investment in the notes.

Any credit ratings assigned to the notes will be limited in scope and will not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. We cannot assure you that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agency if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell, or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

We may not be able to repurchase all of the notes upon a Change of Control Triggering Event, which would result in a default under the notes.

We may be required to offer to repurchase each series of notes and the Existing Notes upon the occurrence of a Change of Control Triggering Event as provided in the indenture governing each such series of notes, respectively. However, we may not have sufficient funds to repurchase the notes and the Existing Notes at such time. In addition, our ability to repurchase the notes may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchases would result in a default under each series of notes and the Existing Notes. See “Description of the Notes—Change of Control Offer.”

The indenture governing the notes will have only limited covenants and these covenants may not protect your investment.

The indenture governing the notes will not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows, or liquidity and, accordingly, will not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness which would effectively rank senior to the notes;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our ability to repurchase our common stock; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture governing the notes will contain only limited protections in the event of a Change of Control Triggering Event as described in this prospectus supplement. The indenture governing the notes also will permit us and our subsidiaries to incur additional indebtedness, including secured indebtedness, that would effectively rank senior to the notes, and to engage in Sale and Lease Back Transactions (as defined in “Description of the Notes”), subject to certain limitations.

The provisions of the notes will not necessarily protect you in the event of a highly leveraged transaction.

The terms of the notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, recapitalization, restructuring, merger or other similar transaction involving us. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the notes, or, even if they do, may not necessarily constitute a Change of Control Triggering Event that affords you the protections described in this prospectus supplement. If any such transaction should occur, the value of your notes may decline.

Active trading markets for the notes may not develop.

Each series of notes constitutes a new issue of securities, for which there is no existing market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system. We cannot provide you with any assurance regarding whether a trading market for any series of notes will develop, the ability of holders of notes of such series to sell their notes or the price at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in the notes as permitted by applicable laws and regulations. The underwriters, however, are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. In addition, the liquidity of the trading markets in the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for securities and by changes in our financial performance or prospects or changes in the financial performance or prospects of companies in our industry. If no active trading markets develop, you may be unable to resell the notes at a particular time, at any price or at their fair market value.

Changes in our credit ratings, our financial condition, our financial performance or our future prospects or the debt markets could adversely affect the market prices of the notes.

The price for any series of notes will depend on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance and future prospects; and

•	the overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the prices of the notes.

In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. A negative change in our rating could have an adverse effect on the prices of the notes.

Additional Risks Related to the Floating Rate Notes

The Secured Overnight Financing Rate (“SOFR”) is a relatively new reference rate and its composition and characteristics are not the same as the London Inter-Bank Offered Rate (“LIBOR”).

On June 22, 2017, the Alternative Reference Rates Committee (“ARRC”) convened by the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York identified SOFR as the rate that, in the consensus view of the ARRC, represented best practice for use in certain new U.S. dollar derivatives and other financial contracts. SOFR is a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities, and has been published by the Federal Reserve Bank of New York since April 2018. The Federal Reserve Bank of New York has also begun publishing historical indicative Secured Overnight Financing Rates from 2014. Investors should not rely on any historical changes or trends in SOFR as an indicator of future changes in SOFR.

The composition and characteristics of SOFR are not the same as those of LIBOR, and SOFR is fundamentally different from LIBOR for two key reasons. First, SOFR is a secured rate, while LIBOR is an unsecured rate. Second, SOFR is an overnight rate, while LIBOR is a forward-looking rate that represents interbank funding over different maturities (e.g., three months). As a result, there can be no assurance that SOFR (including Compounded SOFR) will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global or regional economic, financial, political, regulatory, judicial or other events.

SOFR has a very limited history, and the future performance of SOFR cannot be predicted based on historical performance.

The publication of SOFR began in April 2018, and, therefore, it has a very limited history. The future performance of SOFR cannot be predicted based on the limited historical performance. Levels of SOFR going forward may bear little or no relation to the historical actual or historical indicative data. Prior observed patterns, if any, in the behavior of market variables and their relation to SOFR, such as correlations, may change in the future. While some pre-publication historical data have been released by the Federal Reserve Bank of New York, such analysis inherently involves assumptions, estimates and approximations. Because the future performance of SOFR cannot be predicted, no future performance of SOFR may be inferred from any of the historical actual or historical indicative data. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of SOFR. There can be no assurance that SOFR will be positive.

SOFR may be more volatile than other benchmark or market rates.

Since the initial publication of SOFR, daily changes in SOFR have, on occasion, been more volatile than daily changes in other benchmark or market rates, such as U.S. dollar LIBOR. Although changes in Compounded SOFR generally are not expected to be as volatile as changes in daily levels of SOFR, the return on and value of the Floating Rate Notes may fluctuate more than floating rate debt securities that are linked to less volatile rates. In addition, the volatility of SOFR has reflected the underlying volatility of the overnight U.S. Treasury repurchase agreement (“repo”) market. The Federal Reserve Bank of New York has at times conducted operations in the overnight U.S. Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the Federal Reserve Bank of New York will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain and could be materially adverse to investors in the Floating Rate Notes.

Any failure of SOFR to gain market acceptance could adversely affect the Floating Rate Notes.

According to the ARRC, SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it is considered a good representation of general funding conditions in the overnight U.S. Treasury repo market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR a suitable replacement or successor for all of the purposes for which U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to gain market acceptance could adversely affect the return on and value of the Floating Rate Notes and the price at which you can sell the Floating Rate Notes in the secondary market.

In addition, if SOFR does not prove to be widely used as a benchmark in securities that are similar or comparable to the Floating Rate Notes, the trading price of the Floating Rate Notes may be lower than those of securities that are linked to rates that are more widely used. Similarly, market terms for floating-rate debt securities linked to SOFR, such as the spread over the base rate reflected in interest rate provisions or the manner of compounding the base rate, may evolve over time, and trading prices of the Floating Rate Notes may be lower than those of later-issued SOFR-based debt securities as a result. Investors in the Floating Rate Notes may not be able to sell the Floating Rate Notes at all or may not be able to sell the Floating Rate Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The interest rate on the Floating Rate Notes is based on a Compounded SOFR rate and the SOFR Index, both of which are relatively new in the marketplace.

For each interest period, the interest rate on the Floating Rate Notes is based on Compounded SOFR, which will be calculated using the SOFR Index (as defined below) published by the Federal Reserve Bank of New York according to the specific formula described in this prospectus supplement under the caption “Description of the Notes—Interest—Floating Rate Notes—Compounded SOFR,” not the SOFR rate published on or in respect of a particular date during such interest period or an arithmetic average of SOFR rates during such period. For this and other reasons, the interest rate on the Floating Rate Notes during any interest period will not necessarily be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during an interest period is negative, its contribution to the SOFR Index will be less than one, resulting in a reduction to Compounded SOFR used to calculate the interest payable on the Floating Rate Notes on the Floating Rate Interest Payment Date (as defined below) for such interest period.

Very limited market precedent exists for securities that use SOFR as the interest rate and the method for calculating an interest rate based upon SOFR in those precedents varies. In addition, the Federal Reserve Bank of New York only began publishing the SOFR Index on March 2, 2020. Accordingly, the use of the SOFR Index or the specific formula for the Compounded SOFR rate used in the Floating Rate Notes may not be widely adopted by other market participants, if at all. If the market adopts a different calculation method, that would likely adversely affect the liquidity and market value of the Floating Rate Notes.

Compounded SOFR with respect to a particular interest period will only be capable of being determined near the end of the relevant interest period.

The level of Compounded SOFR applicable to a particular interest period and, therefore, the amount of interest payable with respect to such interest period will be determined on the Interest Payment Determination Date for such interest period. Because each such date is near the end of such interest period, you will not know the amount of interest payable with respect to a particular interest period until shortly prior to the related Floating Rate Interest Payment Date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such Floating Rate Interest Payment Date. In addition, some investors may be unwilling or unable to trade the Floating Rate Notes without changes to their information technology systems. An inability to reliably estimate accrued and unpaid interest as well as the potential need for some investors to change their information technology systems could adversely impact both the liquidity and trading price of the Floating Rate Notes.

The SOFR Index may be modified or discontinued and the Floating Rate Notes may bear interest by reference to a rate other than Compounded SOFR, which could adversely affect the value of the Floating Rate Notes.

The SOFR Index is published by the Federal Reserve Bank of New York based on data received by it from sources other than us, and we have no control over its methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time. There can be no guarantee, particularly given its relatively recent introduction, that the SOFR Index will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Floating Rate Notes. If the manner in which the SOFR Index is calculated, including the manner in which SOFR is calculated, is changed, that change may result in a reduction in the amount of interest payable on the Floating Rate Notes and the trading price of the Floating Rate Notes. In addition, the Federal Reserve Bank of New York may withdraw, modify or amend the published SOFR Index or SOFR data in its sole discretion and without notice. The interest rate for any interest period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that interest period has been determined.

If we (or our designee (which may be an independent financial advisor or any other designee of ours (any of such entities, a “Designee”)) determine that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred in respect of the SOFR Index, then the interest rate on the Floating Rate Notes will no longer be determined by reference to the SOFR Index, but instead will be determined by reference to a different rate, plus a spread adjustment, which is referred to as a “Benchmark Replacement”, as further described in this prospectus supplement under the caption “Description of the Notes—Interest—Floating Rate Notes.”

If a particular Benchmark Replacement (as defined below) or Benchmark Replacement Adjustment (as defined below) cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (as defined below) (such as the ARRC), (ii) the International Swaps and Derivatives Association (“ISDA”) or (iii) in certain circumstances, us (or our Designee). In addition, the terms of the Floating Rate Notes expressly authorize us (or our Designee) to make Benchmark Replacement Conforming Changes (as defined below) with respect to, among other things, changes to the definition of “interest period”, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors, and other administrative matters. The determination of a Benchmark Replacement, the calculation of the interest rate on the Floating Rate Notes by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the Floating Rate Notes in connection with a Benchmark Transition Event, could adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell the Floating Rate Notes.

In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of Compounded SOFR, the Benchmark Replacement may not be the economic equivalent of Compounded SOFR, there can be no assurance that the Benchmark Replacement will perform in the same way as Compounded SOFR would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for Compounded SOFR (each of which means that a Benchmark Transition Event could adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell the Floating Rate Notes), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the Floating Rate Notes, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement may not be predicted based on historical performance, (iv) the secondary trading market for Floating Rate Notes linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider your interests in doing so.

We (or our Designee) will make certain determinations with respect to the Floating Rate Notes, which determinations may adversely affect the Floating Rate Notes.

We (or our Designee) will make certain determinations with respect to the Floating Rate Notes as further described in this prospectus supplement under the caption “Description of the Notes—Interest—Floating Rate Notes.” For example, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, we (or our Designee) will make certain determinations with respect to the Floating Rate Notes in our (or our Designee’s) sole discretion as further described in this prospectus supplement under the caption “Description of the Notes—Maturity, Interest and Payment—Floating Rate Notes.” Any determination, decision or election pursuant to the benchmark replacement provisions not made by our Designee will be made by us. Any of these determinations may adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell such Floating Rate Notes. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to Compounded SOFR or the occurrence or non-occurrence of a Benchmark Transition Event and any Benchmark Replacement Conforming Changes. These potentially subjective determinations may adversely affect the value of the Floating Rate Notes, the return on the Floating Rate Notes and the price at which you can sell such Floating Rate Notes. For further information regarding these types of determinations, see “Description of the Notes—Interest—Floating Rate Notes—Compounded SOFR.”

Additional Risks Related to the Sustainability-Linked Senior Notes

The Sustainability-Linked Senior Notes are not “green bonds,” “social bonds,” or “sustainable bonds” and may not be a suitable investment for all investors seeking exposure to assets with sustainability characteristics.

Although the interest rate relating to the Sustainability-Linked Senior Notes is subject to upward adjustment in certain circumstances as described under “Description of Notes—Maturity and Interest—Sustainability-Linked

Senior Notes” in this prospectus supplement, the Sustainability-Linked Senior Notes may not satisfy an investor’s requirements or any future legal, quasi-legal or market standards or taxonomies for investment in assets with sustainability characteristics. The Sustainability-Linked Senior Notes are not being marketed as green bonds, social bonds, or sustainable bonds since we expect to use the net proceeds of this offering in the manner described under “Use of Proceeds.” Accordingly, we do not intend to allocate the net proceeds specifically to projects or business activities meeting environmental or sustainability criteria, or to be subject to any other limitations associated with green bonds, social bonds, or sustainable bonds.

As there is currently no clearly defined definition (legal, regulatory or otherwise) of, nor market consensus as to what constitutes an “ESG”, “green”, “social”, “governance”, “sustainable” or equivalently-labeled target or as to what precise attributes are required for a particular target to be defined as such or what a “sustainability-linked” bond is (and, in addition, the requirements of any such label may evolve from time to time), no assurance is or can be given to investors by us, the underwriters, any second party opinion providers or any external verifier that the Sustainability-Linked Senior Notes will meet any or all investor expectations regarding the Sustainability-Linked Senior Notes or our targets and goals qualifying as “sustainable” or that no other adverse consequences will occur in connection with our striving to achieve such targets and goals. For the avoidance of doubt, none of the trustee, paying agent, registrar or Calculation Agent makes any representation whatsoever with respect to whether the Sustainability-Linked Senior Notes qualify as green bonds, social bonds, sustainable bonds or bonds of any other equivalently-labeled target.

Although we intend to satisfy the Sustainability Performance Target by the end of 2025, there can be no assurance of the extent to which we will be successful in doing so or that any future investments we make in furtherance of this target will meet investor expectations or any binding or non-binding legal standards regarding sustainability performance, whether by any present or future applicable law or regulations or by our own by-laws or other governing rules or investment portfolio mandates, in particular with regard to any direct or indirect environmental, sustainability or social impact. Adverse environmental or social impacts may occur during the design, construction and operation of any investments we make in furtherance of this target or such investments may become controversial or criticized by activist groups or other stakeholders. Moreover, we may determine that it is in our best interest to prioritize other business, social, governance or sustainable investments over the achievement of the Sustainability Performance Target based on economic, regulatory and social factors, business strategy or pressure from investors, activists or other stakeholders. It will not be an event of default under the Sustainability-Linked Senior Notes nor will we be required to repurchase or redeem the Sustainability-Linked Senior Notes if we fail to satisfy the Sustainability Performance Target by the end of 2025 or fail to provide reports with respect to our performance against the Sustainability Performance Target.

Moreover, the Second Party Opinion provider and providers of similar opinions and certifications are not currently subject to any specific regulatory or other regime or oversight. Any such opinion or certification is not, nor should it be deemed to be, a recommendation by us, any underwriter, any Second Party Opinion providers, the trustee, paying agent, registrar or Calculation Agent or any other person to buy, sell or hold the Sustainability-Linked Senior Notes. Noteholders have no recourse against us, any of the underwriters or the provider of any such opinion or certification in respect of the contents of any such opinion or certification, which is only current as of the date it was initially issued. No assurance or representation is given as to the suitability or reliability for any purpose whatsoever of any opinion or certification of any third party (whether or not solicited by us, including the Second Party Opinion) that may be made available in connection with our Sustainability-Linked Financing Framework or the Sustainability-Linked Senior Notes. Any such opinion or assurance may not reflect the potential impact of all risks related to the structure, market, regulatory backdrop, and matters related to the additional risk factors discussed herein and other factors that may affect the value of the Sustainability-Linked Senior Notes. Except as expressly set forth under “Prospectus Supplement Summary—Sustainability-Linked Bond Features—Amendments to the Sustainability-Linked Financing Framework,” we do not assume any obligation or responsibility to release any update or revision to the Sustainability-Linked Financing Framework to reflect events or circumstances after the date of its publication nor procure any update or revision of any Second Party Opinion. For the avoidance of doubt, any such opinion or certification is not and shall not be deemed to be incorporated into and/or form part of this prospectus supplement and the accompanying prospectus.

Prospective investors must determine for themselves the relevance of any such opinion or certification and/or the information contained therein and/or the provider of such opinion or certification for the purpose of any investment in the Sustainability-Linked Senior Notes. Any withdrawal of any opinion or certification or any such opinion or certification attesting that we are not complying whole or in part with any matters that are the subject of such opinion or certification may have a material adverse effect on the value of the Sustainability-Linked Senior Notes and/or result in adverse consequences for certain investors with portfolio mandates to invest in securities to be used for a particular purpose.

In addition, we cannot assure you that any information that we or any other person may provide in connection with this offering now or in the future will be sufficient to enable any potential investor to satisfy any disclosure or reporting requirements imposed on such investor from time to time either as a result of its own objectives or those of its clients as set out in its by-laws or other governing rules and/or investment portfolio mandates. In addition, such requirements may have been conditioned by the application of laws and regulations relating to the types of, and criteria relating to, investments that such funds can make in order to qualify or be eligible as a particular type of “ESG” or other sustainable finance-related investment. The rules applicable to such investors and funds, whether internal or resulting from any such investment portfolio mandates and/or applicable laws and regulations, may require such investor to make periodic disclosure of its investment, including any investment in the Sustainability-Linked Senior Notes. Such requirements may evolve over time.

The methodology we use to calculate our Scope 1 and Scope 2 Emissions may change over time.

As at the date of this prospectus supplement, we use the GHG Protocol to calculate Scope 1 Emissions and Scope 2 Emissions. Scope 1 Emissions and Scope 2 Emissions are each defined under “Description of Notes—Maturity and Interest—Sustainability-Linked Senior Notes.”

The industry-wide methodologies that we use, including the GHG Protocol, may change over time, which may impact, positively or negatively, our ability to satisfy the Sustainability Performance Target, which could in turn adversely affect the market price of the Sustainability-Linked Senior Notes and/or our reputation. In the event an updated version of the GHG Protocol is published, we may elect at our sole option to apply such revised version for the purposes of calculating Scope 1 and Scope 2 Emissions without consent of the holders of the Sustainability-Linked Senior Notes.

We intend to perform a recalculation of the base year emissions used to determine achievement of the Sustainability Performance Target to reflect our recent acquisition of Maxim and this recalculation may materially impact whether we achieve the Sustainability Performance Target.

According to the Sustainability-Linked Financing Framework, in the event of significant changes affecting our structure, we will recalculate the 2019 base year emissions for our Scope 1 Emissions and Scope 2 Emissions, subject to the availability of adequate data. The acquisition of Maxim that closed on August 26, 2021 is expected to result in such a recalculation. We follow the GHG Protocol’s guidance for base year emissions recalculation methodologies for structural changes in the Company and we expect to update the reported base year emissions in the Sustainability-Linked Financing Framework to reflect the acquisition of Maxim, as well as other potential material acquisition concluded more than 24 months prior to the SPT Observation Date as though it had been consummated immediately prior to the start of 2019, the base year. Although the Sustainability Performance Target will remain the same, it will be measured against the recalculated 2019 base year emissions.

In the case of a revised base year emissions, including with respect to the revisions to be made in connection with the acquisition of Maxim, emissions sources from an acquired company are included in both the base year emissions and the current year emissions and, emissions sources from divested companies are excluded from both base year emissions and the current year emissions. Any such change could result in our achieving or failing to achieve the Sustainability Performance Target and therefore impact whether the applicable increase in interest rate applies to the Sustainability-Linked Senior Notes in the future.

We may not satisfy the Sustainability Performance Target. Failure to satisfy the Sustainability Performance Target may have a material impact on the market price of the Sustainability-Linked Senior Notes and could expose us to reputational risks.

If we satisfy the Sustainability Performance Target, holders of the Sustainability-Linked Senior Notes will not be entitled to an increase in the interest rate on the Sustainability-Linked Senior Notes on account of the Sustainability Performance Target. Should we fail to satisfy the Sustainability Performance Target, we will be required to pay an increased interest rate on the Sustainability-Linked Senior Notes, which may have an adverse impact on our liquidity and financial position. No breach or Event of Default shall occur under the Sustainability-Linked Senior Notes, nor will we be required to repurchase or redeem such Sustainability-Linked Senior Notes, if we fail to meet the Sustainability Performance Target.

In 2020, we achieved a cumulative reduction of Scope 1 and Scope 2 Emissions of approximately 1%, relative to the 2019 base year emissions. The Sustainability Performance Target is to achieve a reduction of 27% by December 31, 2025, as compared to the 2019 base year emissions, which we expect to recalculate to reflect the Maxim acquisition and which we may also recalculate to reflect certain other prior or future transactions. See “Summary—Sustainability Linked Bond Features—Amendments to the Sustainability-Linked Financing Framework and Base Year Emissions Recalculation”. Although we intend to meet the Sustainability Performance Target, achieving the Sustainability Performance Target may require us to expend significant resources. There can be no assurance of the extent to which the Sustainability Performance Target will be achieved, that we will continue to work towards maintaining the Sustainability Performance Target even if the Sustainability Performance Target was previously achieved, or that any future investments we make in furtherance of achieving such targets and goals will meet investor expectations or any binding or non-binding legal standards regarding sustainability performance, whether by any present or future applicable law or regulation or by its own by-laws or other governing rules or investment portfolio mandates, in particular with regard to any direct or indirect environmental, sustainability or social impact.

Any of the above could adversely impact the trading price of the Sustainability-Linked Senior Notes and the price at which a noteholder will be able to sell the Sustainability-Linked Senior Notes in such circumstance prior to maturity may be at a discount, which could be substantial, from the issue price or the purchase price paid by such noteholder.

In addition, a failure by us to satisfy the Sustainability Performance Target or any such similar sustainability performance targets or goals that we may choose to include in any future financings would not only result in increased interest payments under the Sustainability-Linked Senior Notes or other relevant financing arrangements, but could also harm our reputation. Climate-related issues are an ESG topic that is, in particular, receiving heightened attention from investors, shareholders, lawmakers and regulators, including the SEC. Furthermore, our efforts in satisfying the Sustainability Performance Target, or its other projects or investments, may become controversial or be criticized by activist groups or other stakeholders. Each of these circumstances could have a material adverse effect on us, our business, our financial condition or our results of operations.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $        , after deducting estimated expenses and underwriting discounts. We intend to use a portion of the net proceeds from the offering to pay the purchase price for, and accrued and unpaid interest on, the tender offer notes validly tendered and accepted for purchase pursuant to the tender offer, as described above under “Prospectus Supplement Summary—Recent Developments,” and to pay related fees and expenses in connection with the tender offer. Completion of this offering is not contingent upon completion of the tender offer. Completion of the tender offer is contingent on completion of this offering. We further intend to use a portion of the net proceeds from this offering to repay our outstanding borrowings under the revolving facility. To the extent all of the 2021 notes, June 2023 notes, December 2023 notes and 2025 notes are not tendered and purchased in the tender offer, we may, but are not obligated to, use a portion of any remaining net proceeds from this offering to redeem all or a portion of the remaining the 2021 notes, June 2023 notes, December 2023 notes and 2025 notes in accordance with the provisions of the applicable indenture governing the 2021 notes, June 2023 notes, December 2023 notes and 2025 notes. We intend to use any remaining net proceeds for general corporate purposes, which may include repayment of some or all of the amounts outstanding under our three-year term loan and repayment or redemption of the Maxim 2023 notes. We do not presently intend, but reserve the right, to acquire any 2036 notes or 2045 notes that are not purchased pursuant to the tender offer through the optional redemption provisions of the applicable indenture governing the 2036 notes and 2045 notes. We do not intend to allocate the net proceeds from this offering to projects or business activities meeting environmental or sustainability criteria, or to be subject to any other limitations associated with green bonds, social bonds, or sustainable bonds.

As of the date of this prospectus supplement, there were $400,000,000 aggregate principal amount of 2021 notes outstanding, $500,000,000 aggregate principal amount of June 2023 notes outstanding, $550,000,000 aggregate principal amount of December 2023 notes outstanding, $850,000,000 aggregate principal amount of 2025 notes outstanding, $250,000,000 aggregate principal amount of 2036 notes outstanding, $400,000,000 aggregate principal amount of 2045 notes outstanding, $400 million aggregate principal amount of outstanding borrowings under the revolving facility, $925 million aggregate principal amount outstanding under our three-year term loan and $500 million aggregate principal amount of the Maxim 2023 notes outstanding. The 2021 notes bear interest at a rate of 2.500% per annum and mature on December 15, 2021. The June 2023 notes bear interest at a rate of 2.875% per annum and mature on June 1, 2023. The December 2023 notes bear interest at a rate of 3.125% per annum and mature on December 5, 2023. The 2025 notes bear interest at a rate of 3.900% per annum and mature on December 15, 2025. The 2036 notes bear interest at a rate of 4.500% per annum and mature on December 5, 2036. The 2045 notes bear interest at a rate of 5.300% per annum and mature on December 15, 2045.

Borrowings under the revolving facility bear interest at a floating rate equal to, at our option, (a) the Eurocurrency Rate (defined in the third amended and restated credit agreement dated as of June 23, 2021 (the “Revolving Credit Agreement”)) plus a margin based on our debt rating of between 0.690% and 1.175% or (b) the Base Rate (defined in the Revolving Credit Agreement) to be the highest of (i) the Federal Funds Rate (as defined in the Revolving Credit Agreement) plus 1/2 of 1%, (ii) the “prime rate” and (iii) the LIBOR Rate plus 1.00%), plus a margin based on our debt rating of between 0.00% and 0.175%, and the revolving facility matures on June 23, 2026. Existing borrowings under the revolving facility initially bore interest at the Base Rate referred to above but were subsequently converted and currently bear interest at the Eurocurrency Rate referred to above. We borrowed under the revolving facility on September 8, 2021 in order to partially fund the purchase of our common stock under certain accelerated share repurchase transaction agreements entered into on September 7, 2021.

Our three-year term loan bears interest at a floating rate equal to, at our option, (a) the Adjusted LIBO Rate (as defined in the term loan credit agreement dated as of June 28, 2019 (the “Term Loan Agreement”)), plus a margin based on our debt rating or (b) the Base Rate (defined as the highest of (i) the prime rate, (ii) the NYFRB Rate (as defined in the Term Loan Agreement) plus 0.50%, and (iii) one month Adjusted LIBO Rate plus 1.00%), plus a margin based on our debt rating, and matures on March 10, 2022. Existing borrowings under the three-year term loan bear interest at the Adjusted LIBO Rate referred to above. The Maxim 2023 notes bear interest at a rate of 3.375% per annum and mature on March 15, 2023.

We may temporarily invest the net proceeds of this offering in short-term, liquid investments until they are used for their stated purpose.

Certain of the underwriters or their affiliates are lenders under the revolving facility that we intend to fully repay and the three-year term loan that we may repay in whole or in part with the proceeds of this offering. At least 5% of the net proceeds of this offering may be directed to one or more of the underwriters (or their affiliates). The receipt of at least 5% of the net proceeds of this offering by any underwriter (or its affiliates) would be considered a “conflict of interest” under FINRA Rule 5121. As such, this offering is being conducted in accordance with the applicable requirements of Rule 5121. In addition, certain of the underwriters or their affiliates may be holders of our tender offer notes and, accordingly, may receive a portion of the net proceeds of this offering in the tender offer. See “Underwriting (Conflicts of Interest)—Other Relationships and Conflicts of Interest”.

CAPITALIZATION

The following table sets forth our cash, short-term investments and capitalization as of July 31, 2021 on (1) an actual basis and (2) an as adjusted basis, giving effect to (i) the issuance and sale of the notes offered hereby, but not the application of the net proceeds therefrom, after deducting estimated expenses and the underwriting discounts, (ii) the assumption of Maxim’s 3.375% notes due March 15, 2023 and Maxim’s 3.450% notes due June 15, 2027 and (iii) the borrowing on September 8, 2021 of $400 million under the revolving facility in connection with entering into certain accelerated share repurchase transactions, but not the use of proceeds of such borrowing.

You should read this in conjunction with our consolidated financial statements and the notes thereto, which are incorporated herein by reference.

	As of July 31, 2021
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$1,480,701	$

Debt(1):
Revolving credit facility	—		400,000
Term loan facility, due March 2022	925,000		925,000
Floating rate notes due 20 offered hereby	—
% sustainability-linked notes due 20 offered hereby	—
% notes due 20 offered hereby	—
% notes due 20 offered hereby	—
% notes due 20 offered hereby	—
2.500% notes due Dec. 5, 2021	400,000		400,000
Maxim 3.375% notes due Mar. 15, 2023	—		500,000
2.875% notes due Jun. 1, 2023	500,000		500,000
3.125% notes due Dec. 5, 2023	550,000		550,000
2.950% notes due Apr. 1, 2025	400,000		400,000
3.900% notes due Dec. 15, 2025	850,000		850,000
3.500% notes due Dec. 5, 2026	900,000		900,000
Maxim 3.450% notes due Jun. 15, 2027	—		500,000
4.500% notes due Dec. 5, 2036	250,000		250,000
5.300% notes due Dec. 15, 2045	400,000		400,000

Total debt(1)	5,175,000
Total shareholders’ equity	12,263,963		12,263,963

Total capitalization	$17,438,963	$

(1)	Debt figures reflect the principal amounts outstanding.

DESCRIPTION OF THE NOTES

The following discussion of the terms of the notes supplements the description of the general terms and provisions of the debt securities contained in the accompanying prospectus and identifies any general terms and provisions described in the accompanying prospectus that will not apply to the notes. Certain terms used but not defined in this “Description of the Notes” have the meanings specified in the accompanying prospectus. In this prospectus supplement, we refer to the notes offered hereby as the “notes.” Although for convenience the Floating Rate Notes, the              Sustainability-Linked Senior Notes, the              Notes, the              Notes and the              Notes are referred to as “notes,” each will be issued as a separate series and will not together have any class voting rights. Accordingly, for purposes of this “Description of the Notes,” references to “notes” shall be deemed to refer to each series of notes separately, and not to the Floating Rate Notes, the              Sustainability-Linked Senior Notes, the              Notes, the              Notes and the              Notes on any combined basis. To the extent this summary differs from the summary in the accompanying prospectus, you should rely on the description of the notes in this prospectus supplement.

When we refer to “we,” “our,” “us” and the “Company” in this section, we mean Analog Devices, Inc., the issuer of the notes, excluding, unless the context otherwise requires or as otherwise expressly stated, our Subsidiaries.

General

The Floating Rate Notes will be issued in an initial aggregate principal amount of $            , the              Sustainability-Linked Senior Notes will be issued in an initial aggregate principal amount of $            , the              Notes will be issued in an initial aggregate principal amount of $             , the              Notes will be issued in an initial aggregate principal amount of $            , and the              Notes will be issued in an initial aggregate principal amount of $            . We will issue the notes under the indenture dated as of June 3, 2013 between The Bank of New York Mellon Trust Company, N.A., as trustee, and us (the “base indenture”), as supplemented by a supplemental indenture to be entered into between us and the trustee (together with the base indenture, the “indenture”).

We may, without the consent of the holders of the applicable series of notes, increase such principal amount of such series in the future, on the same terms and conditions as the notes of such series being offered hereby (except for the issue date, issue price and, in some cases, the first interest payment date and the initial interest accrual date). If any such additional notes of the applicable series are not fungible for United States federal income tax purposes with the notes of the applicable series previously issued, such additional notes will not have the same CUSIP number (or other securities identification number) as the notes of the applicable series previously issued.

You should read the accompanying prospectus for a general discussion of the terms and provisions of the indenture.

The Floating Rate Notes will mature on             ,             , the              Sustainability-Linked Senior Notes will mature on             ,             , the              Notes will mature on             ,             , the              Notes will mature on             ,              and the              Notes will mature on             ,             . The notes will not be listed on any securities exchange or quoted on any automated quotation system.

The notes will be issued only in registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be available in book-entry form only. No service charge will be made for any registration of transfer or any exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Ranking

Each series of notes will be our senior unsecured obligations and will rank without preference or priority among themselves and equally with all of our other existing and future senior unsecured indebtedness. Each series of notes will be effectively subordinated to all of our future secured indebtedness, to the extent of the assets securing that indebtedness. In addition, each series of notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our Subsidiaries, which are distinct legal entities having no obligation to pay any amounts in respect of the notes or to make funds available for such purpose.

“Subsidiary” means any corporation, association or other business entity of which more than 50% of the total voting power of all shares, interests, participations, rights or other equivalents (however designated) of corporate stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by us or one or more of our other Subsidiaries or a combination thereof.

Interest

Floating Rate Notes

The Floating Rate Notes will bear interest from                 , 2021 at a floating rate determined in the manner described below, payable quarterly in arrears on             ,             ,             , and              of each year (each, a “Floating Rate Interest Payment Date”), beginning on                 , 2021. The Floating Rate Notes will bear interest at an annual rate equal to Compounded SOFR, determined as described below, plus              basis points (        %) (the “Margin”).

The record date for interest payable on any Floating Rate Interest Payment Date shall be the close of business on (i) the business day immediately preceding such Floating Rate Interest Payment Date so long as all of the Floating Rate Notes remain in book-entry only form or (ii) the fifteenth calendar day immediately preceding such Floating Rate Interest Payment Date if any of the Floating Rate Notes do not remain in book-entry only form. Interest on the Floating Rate Notes will accrue from and including                 , 2021 to, but excluding, the first Floating Rate Interest Payment Date. Starting on the first Floating Rate Interest Payment Date, interest on the Floating Rate Notes will accrue from and including the last Floating Rate Interest Payment Date to which we have paid, or duly provided for the payment of, interest on the Floating Rate Notes to, but excluding, the next succeeding Floating Rate Interest Payment Date. No interest will accrue on the Floating Rate Notes for the day that the Floating Rate Notes mature. The amount of interest payable for any interest period will be computed on the basis of a 360-day year and the actual number of days in the Observation Period (as defined below).

If any Floating Rate Interest Payment Date falls on a day that is not a business day, we will make the interest payment on the next succeeding business day unless that business day is in the next succeeding calendar month, in which case (other than in the case of the maturity date) we will make the interest payment on the immediately preceding business day. If an interest payment is made on the next succeeding business day, no interest will accrue as a result of the delay in payment. If the maturity date of the Floating Rate Notes falls on a day that is not a business day, the payment due on such date will be postponed to the next succeeding business day, and no further interest will accrue in respect of such postponement.

As further described herein, on each Interest Payment Determination Date relating to the applicable Floating Rate Interest Payment Date, the Calculation Agent (as defined below) will calculate the amount of accrued interest payable on the Floating Rate Notes by multiplying (i) the outstanding principal amount of the Floating Rate Notes by (ii) the product of (a) the interest rate for the relevant interest period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period divided by 360. In no event will the interest rate on the Floating Rate Notes be less than zero.

The term “interest period”, with respect to the Floating Rate Notes, means (i) the period commencing on any Floating Rate Interest Payment Date (or, with respect to the initial interest period only, commencing on the date of original issuance) to, but excluding, the next succeeding Floating Rate Interest Payment Date or, (ii) in the case of the last such period, the period from and including the Floating Rate Interest Payment Date immediately preceding the maturity date to, but excluding, the maturity date.

Secured Overnight Financing Rate and the SOFR Index

The Secured Overnight Financing Rate (SOFR) is published by the Federal Reserve Bank of New York and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities.

The SOFR Index is published by the Federal Reserve Bank of New York and measures the cumulative impact of compounding SOFR on a unit of investment over time, with the initial value set to 1.00000000 on April 2, 2018, the first value date of SOFR. The SOFR Index value reflects the effect of compounding SOFR each business day and allows the calculation of compounded SOFR averages over custom time periods.

The Federal Reserve Bank of New York notes on its publication page for the SOFR Index that use of the SOFR Index is subject to important limitations, indemnification obligations and disclaimers, including that the Federal Reserve Bank of New York may alter the methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time without notice. The interest rate for any interest period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that interest period has been determined.

Compounded SOFR. “Compounded SOFR” will be determined by the Calculation Agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):

where:

“SOFR IndexStart” = For periods other than the initial interest period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial interest period, the SOFR Index value two U.S. Government Securities Business Days before the date of original issuance;

“SOFR IndexEnd” = The SOFR Index value on the Interest Payment Determination Date relating to the applicable Floating Rate Interest Payment Date (or, in the final interest period, relating to the maturity date); and

“dc” is the number of calendar days in the relevant Observation Period.

For purposes of determining Compounded SOFR:

“Interest Payment Determination Date” means the date that is two U.S. Government Securities Business Days before each Floating Rate Interest Payment Date.

“Observation Period” means, in respect of each interest period, the period from, and including, the date that is two U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the date that is two U.S. Government Securities Business Days preceding the Floating Rate Interest Payment Date for such interest period (or in the final interest period, preceding the maturity date).

“SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1) the SOFR Index value as published by the SOFR Administrator (as defined below) as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); provided that:

(2) if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable Provisions” described below; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “Effect of Benchmark Transition Event” provisions described below.

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Notwithstanding anything to the contrary in any transaction documents relating to the Floating Rate Notes, if we (or our Designee) determine on or prior to the relevant Reference Time (as defined below) that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth below under “Effect of Benchmark Transition Event” will thereafter apply to all determinations of the rate of interest payable on the Floating Rate Notes.

For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate for each interest period on the Floating Rate Notes will be an annual rate equal to the sum of the Benchmark Replacement and the Margin.

SOFR Index Unavailable Provisions. If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website, initially located at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If SOFR does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

Effect of Benchmark Transition Event

Benchmark Replacement

If we (or our Designee) determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Floating Rate Notes in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes

In connection with the implementation of a Benchmark Replacement, we (or our Designee) will have the right to make Benchmark Replacement Conforming Changes from time to time.

Decisions and Determinations

Any determination, decision or election that may be made by us (or our Designee) pursuant to the benchmark replacement provision described in this subsection “Effect of Benchmark Transition Event,” including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in our (or our Designee’s) sole discretion, and, notwithstanding anything to the contrary in any transaction documents relating to the Floating Rate Notes, shall become effective without consent from the holders of the Floating Rate Notes or any other party.

Certain Defined Terms:

As used in this subsection “Effect of Benchmark Transition Event,” the following terms have the following meanings:

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by us (or our Designee) as of the Benchmark Replacement Date:

(1) the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2) the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(3) the sum of: (a) the alternate rate of interest that has been selected by us (or our Designee) as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated Floating Rate Notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us (or our Designee) as of the Benchmark Replacement Date:

(1) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by us (or our Designee) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated Floating Rate Notes at such time.

The Benchmark Replacement Adjustment shall not include the Margin specified in this prospectus supplement and such Margin shall be applied to the Benchmark Replacement to determine the interest payable on the Floating Rate Notes.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition or interpretation of “interest period”, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenor, and other administrative matters), or any other changes to any other terms or provisions of the Floating Rate Notes, in each case that we (or our Designee) decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we (or our Designee) decide that adoption of any portion of such market practice is not administratively feasible or if we (or our Designee) determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we (or our Designee) determine is reasonably necessary or practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not Compounded SOFR, the time determined by us (or our Designee) in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Calculation of the Floating Interest Rate

The “Calculation Agent” means a banking institution or trust company appointed by us to act as calculation agent, initially The Bank of New York Mellon Trust Company, N.A.

Absent willful misconduct, bad faith or manifest error, the calculation of the applicable interest rate for each interest period by the Calculation Agent, or in certain circumstances described above, by us (or our Designee) will be final and binding on us, the Trustee, paying agent, registrar and the holders of the Floating Rate Notes.

None of the Trustee, paying agent, registrar or Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR or the SOFR Index, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or the business day convention, interest determination dates or any other relevant methodology for calculating any such substitute or successor benchmark, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing. In connection with the foregoing, the Calculation Agent will be entitled to conclusively rely on any determinations made by us (or our Designee) and will have no liability for such actions taken at the direction of us (or our Designee).

None of the Trustee, paying agent, registrar or Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties described in this prospectus supplement and the accompanying prospectus as a result of the unavailability of SOFR, the SOFR Index or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information contemplated by this prospectus supplement and the accompanying prospectus and reasonably required for the performance of such duties.

Sustainability-Linked Senior Notes

The Sustainability-Linked Senior Notes will initially bear interest at a rate of         % per annum (the “Initial Interest Rate”), subject to adjustment as described in the paragraph immediately below.

From and including                 , 2026 (the “Interest Rate Step Up Date”), the interest rate payable on the Sustainability-Linked Senior Notes to but not including the maturity date of the Sustainability-Linked Senior Notes, shall be increased from the Initial Interest Rate by, an additional 30 basis points (0.30%) per annum in the aggregate unless we have notified the trustee in writing on or before the date that is 15 days prior to the Interest Rate Step Up Date (the “Notification Date”) in the form of an officer’s certificate (the “Satisfaction Notification”), upon which the trustee may conclusively rely without any duty of further inquiry, certifying that such officer has determined that we have satisfied the Sustainability Performance Target and that we have received from the External Verifier a related assurance letter verifying the amount of our Scope 1 and Scope 2 Emissions for the GHG Performance Reference Period upon which we have based our certification (an “Assurance Letter”). For the avoidance of doubt, if we have provided the trustee with the Satisfaction Notification for the Sustainability Performance Target on or prior to the Notification Date, then the interest rate payable on the Sustainability-Linked Senior Notes shall not be increased above the Initial Interest Rate pursuant to this paragraph.

The interest rate applicable to the Sustainability-Linked Senior Notes will only be adjusted on the Interest Rate Step Up Date due to a failure to satisfy the Sustainability Performance Target and deliver the Satisfaction Notification to the trustee on or prior to the Notification Date. Any satisfaction of, or failure to satisfy, the Sustainability Performance Target subsequent to the Notification Date will not result in an adjustment to the interest rate payable on the Sustainability-Linked Senior Notes.

Certain definitions:

As used in this subsection “Sustainability-Linked Senior Notes,” the following terms have the following meanings:

“Base Year Emissions” means the amount of Scope 1 and Scope 2 Emissions for calendar year ended December 31, 2019, as such amount may be recalculated from time to time in accordance with the GHG Protocol in connection with significant changes affecting our structure (such as acquisitions, divestitures, mergers, insourcing or outsourcing, or other corporate actions with similar effects), to reflect improvements in the accuracy of emission factors or activity data that result in a significant impact on the Base Year Emissions or to correct significant errors, including for the avoidance of doubt recalculations we expect to make to reflect the acquisition of Maxim. By purchasing the Sustainability-Linked Senior Notes offered hereby, an investor shall be deemed to have consented, for itself and any and all successors or assigns, and to have irrevocably authorized us to make any such recalculations of the Base Year Emissions.

“External Verifier” means one or more qualified independent public accountants or environmental consultants of recognized national standing designated from time to time by us to provide limited assurance on our Scope 1 and Scope 2 Emissions.

“GHG Emissions Performance Reference Period” means the calendar year ending December 31, 2025.

“GHG Protocol” means the second (2nd) revised edition of the GHG Protocol Corporate Accounting and Reporting Standard of the World Business Council for Sustainable Development and World Resources Institute available at https://ghgprotocol.org/sites/default/files/standards/ghg-protocolrevised.pdf, as such GHG Protocol may be revised, amended or supplemented from time to time. The information contained on this website does not constitute a part of this prospectus supplement and is not incorporated by reference herein. For the avoidance of doubt, in the event an updated version of the GHG Protocol is published, we may elect at our sole option to apply such revised version for the purposes of calculating Scope 1 and Scope 2 Emissions.

“officer’s certificate” means a certificate, signed by the chief executive officer, president, any vice president, the treasurer, the secretary, any assistant treasurer or any assistant secretary of the Company, that is delivered to the trustee in accordance with the terms of the indenture.

“Scope 1 and Scope 2 Emissions” means for any period, the total aggregate amount of Scope 1 Emissions and Scope 2 Emissions for such period.

“Scope 1 Emissions” means, for any period, direct greenhouse gas emissions or equivalent CO2 emissions attributable to sources that are controlled by us in the operation of our business, which are determined by us in good faith in accordance with the GHG Protocol.

“Scope 2 Emissions” means, for any period, indirect greenhouse gas emissions or equivalent CO2 emissions occurring from the generation of purchased and imported energy (including electricity and steam) consumed by us in the operation of our business, which are determined by us in good faith in accordance with the GHG Protocol.

“SPT Observation Date” means December 31, 2025.

“Sustainability Performance Target” means a reduction of Scope 1 and Scope 2 Emissions of 27% during the GHG Emissions Performance Reference Period relative to the Base Year Emissions.

Other Fixed Rate Notes

The              Notes will bear interest at a rate of         % per annum from                 , 2021 or from the most recent interest payment date on which we paid or provided for interest on the notes. The              Notes will bear interest at a rate of         % per annum from                 , 2021 or from the most recent interest payment date on which we paid or provided for interest on the notes. The              Notes will bear interest at a rate of         % per annum from                 , 2021 or from the most recent interest payment date on which we paid or provided for interest on the notes. The interest payment dates for the Fixed Rate Notes will be each              and             , beginning on                 , 2022, and interest will be payable to the holders of record on the              and              (whether or not a business day) immediately preceding the related interest payment date.

Interest on each series of Fixed Rate Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date, redemption date or the maturity date of a series of Fixed Rate Notes is not a business day, then payment of interest and/or principal on such series of Fixed Rate Notes will be made on the next succeeding business day, and no additional interest will accrue on the amount so payable in respect of such notes for that period.

Optional Redemption

Floating Rate Notes

We may not redeem the Floating Rate Notes prior to their maturity.

Fixed Rate Notes

Prior to the applicable Par Call Date, we will have the right, at our option, to redeem the Fixed Rate Notes of any series, at any time and from time to time, in whole or in part, at a redemption price equal to the greater of the following amounts:

(1) 100% of the principal amount of the notes being redeemed; and

(2) the sum of the present values of the Remaining Scheduled Payments of the notes being redeemed (assuming that such notes mature on the applicable Par Call Date).

On or after the applicable Par Call Date, we will have the right, at our option, to redeem such Fixed Rate Notes, at any time and from time to time, in whole or in part, at a redemption price equal to 100% of the principal amount of such Fixed Rate Notes being redeemed.

In each case, we will also pay the accrued and unpaid interest on such Fixed Rate Notes being redeemed to, but excluding, the date of redemption of such Fixed Rate Notes.

“Comparable Treasury Issue” means, with respect to any Fixed Rate Notes being redeemed, the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Fixed Rate Notes being redeemed (assuming that such Fixed Rate Notes mature on the applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Fixed Rate Notes (assuming that such Fixed Rate Notes mature on the applicable Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, the arithmetic average of all Reference Treasury Dealer Quotations for such redemption date or, if the Quotation Agent obtains only one Reference Treasury Dealer Quotation, such Reference Treasury Dealer Quotation.

“Par Call Date” means                 , 20    in the case of the              Sustainability-Linked Senior Notes;                  , 20     in the case of the              Notes;                  , 20     in the case of the              Notes; and                  , 20     in the case of the              Notes.

“Quotation Agent” means the Reference Treasury Dealer selected by us.

“Reference Treasury Dealer” means each of (i) Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., BofA Securities, Inc., J.P. Morgan Securities LLC and BNP Paribas Securities Corp.; and (ii) any other primary U.S. Government securities dealer in New York City (a “primary treasury dealer”) selected by the Quotation Agent after consultation with us, provided that if any of the foregoing shall cease to be a primary treasury dealer, another primary treasury dealer shall be substituted therefor by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Quotation Agent, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m. Eastern Time on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any Fixed Rate Notes being redeemed, the remaining scheduled payments of the principal and interest thereon that would be due after the related redemption date but for such redemption assuming that such Fixed Rate Notes mature on the applicable Par Call Date; provided, however, that, if such redemption date is not an interest payment date with respect to such Fixed Rate Notes, the amount of the next scheduled interest payment thereon shall be reduced (solely for the purpose of calculating the redemption price) by the amount of interest accrued thereon to such redemption date. In determining the present values of the Remaining Scheduled Payments, such payments shall be discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus              basis points. We will be responsible for calculating the applicable redemption price.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated yield to maturity of the applicable Comparable Treasury Issue. In determining this rate, the price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) shall be assumed to be equal to the applicable Comparable Treasury Price for such redemption date.

Fixed Rate Notes subject to a partial redemption shall be selected for redemption by such method as the trustee shall deem fair and appropriate (provided, that if the Fixed Rate Notes of the applicable series are represented by one or more Global Notes, such Fixed Rate Notes shall be selected for redemption by DTC in accordance with its standard procedures therefor), and may provide for the selection for redemption of a portion of the principal amount of the Fixed Rate Notes equal to an authorized denomination.

Notice of any redemption shall be mailed, or if the Fixed Rate Notes being redeemed are represented by one or more Global Notes, transmitted in accordance with DTC’s standard procedures therefor, at least 10 days but not more than 60 days before the redemption date to each holder of Fixed Rate Notes being redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest shall cease to accrue on the Fixed Rate Notes or portions thereof that are called for redemption.

Mandatory Redemption

We are not required to make any mandatory redemption with respect to the notes.

Change of Control Offer

If a Change of Control Triggering Event (as defined below) occurs with respect to any series of notes, unless with respect to such series of notes, we have exercised our option to redeem such series of notes in full as described above under “—Optional Redemption” or have defeased such series of notes or satisfied and discharged such series of notes, we shall be required to make an offer (a “Change of Control Offer”) to each holder of such series of notes to repurchase all or any part (equal to $2,000 and in integral multiples of $1,000 in excess thereof; provided that the unrepurchased portion of a note must be in a minimum principal amount of $2,000) of that holder’s notes pursuant to the offer described below. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event with respect to any series of notes or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed, or if the notes to be repurchased are represented by one or more Global Notes, transmitted in accordance with DTC’s standard procedures therefor, to holders of such series of notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed or transmitted (a “Change of Control Payment Date”). The notice shall, if mailed or transmitted prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

(1) accept for payment all notes or portions of such notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of such notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of such notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third-party purchases all notes properly tendered and not withdrawn under its offer.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and shall not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the notes, the following terms are applicable:

“Below Investment Grade Rating Event” means the applicable series of notes is downgraded below Investment Grade by both Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following the consummation of such Change of Control (which Trigger Period will be extended if the rating of such series of notes is under publicly announced consideration for possible downgrade by any Rating Agency on such 60th day, such extension to last with respect to each Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates such series of notes below Investment Grade or (y) publicly announces that it is no longer considering such series of notes for possible downgrade, provided that no such extension will occur if on such 60th day such series of notes is rated Investment Grade by both Rating Agencies and are not subject to review for possible downgrade by either Rating Agency).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our Subsidiaries, taken as a whole, to any person, other than to us or one of our direct or indirect Subsidiaries; (2) the consummation of any transaction (including any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the outstanding Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction measured by voting power rather than number of shares; or (4) the adoption of a plan providing for our liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly owned subsidiary of a holding company (which shall include a parent company) and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our Subsidiaries taken as a whole. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of our properties or assets and those of our Subsidiaries taken as a whole to another person may be uncertain. In such case, the holders of the notes may not be able to resolve this uncertainty without resorting to legal action.

“Change of Control Triggering Event” means, with respect to any series of notes, the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Investment Grade” means, with respect to Moody’s, a rating equal to or higher than Baa3 (or the equivalent under any successor rating categories of Moody’s) and, with respect to S&P, a rating equal to or higher than BBB- (or the equivalent under any successor rating categories of S&P).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means each of Moody’s and S&P; provided, that if either of Moody’s and S&P ceases to provide rating services to issuers or investors, we may appoint a replacement for such Rating Agency that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the shares, interests, participations, rights or other equivalents (however designated) of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Limitation on Liens

We will not, nor will we permit any Subsidiary to, issue, incur, create, assume or guarantee (collectively, “incur”) any debt for borrowed money, including all obligations evidenced by bonds, debentures, notes or similar instruments (collectively, a “debt”), secured by a mortgage, deed of trust, security interest, pledge, lien, charge or other encumbrance (collectively, a “lien”) upon any Principal Property or upon any shares of stock of any Principal Subsidiary (whether such Principal Property or shares are now existing or owned or hereafter created or acquired) without in any such case effectively providing, substantially concurrently with or prior to the creation or assumption of such lien, that the notes (together with, if we shall so determine, any other indebtedness of or guarantee by us or such Subsidiary ranking equally with the notes) shall be secured equally and ratably with (or, at our option, prior to) such secured debt. The foregoing restriction, however, will not apply to each of the following:

(a) liens on property, shares of stock or other assets of any person existing at the time such person becomes a Subsidiary or existing at the time of acquisition thereof by us or a Subsidiary, provided that such liens are not incurred in anticipation of such person’s becoming a Subsidiary or such acquisition and do not extend to (i) any Principal Property or (ii) any shares of stock of any Principal Subsidiary that, in each case, were not previously encumbered by such liens;

(b) liens on property of a person existing at the time such person is merged into or consolidated with us or a Subsidiary or at the time of a sale, lease or other disposition of the properties of such person (or a division thereof) as an entirety or substantially as an entirety to us or a Subsidiary, provided that such liens are not incurred in anticipation of such merger or consolidation or sale, lease or other disposition and do not extend to (i) any Principal Property or (ii) any shares of stock of any Principal Subsidiary that, in each case, were not previously encumbered by such liens;

(c) liens to secure all or part of the cost of acquisition, construction, development or improvement of any property or to secure debt incurred to provide funds for any such purpose (including purchase money security interests or purchase money mortgages), provided that the commitment of the creditor to extend the credit secured by any such lien is obtained not later than 24 months after the later of (i) the completion of acquisition, construction, development or improvement of such property and (ii) the placing in operation of such property or of such property as so constructed, developed or improved;

(d) liens in favor of, or which secure debt owing to, us or any of our Subsidiaries;

(e) liens existing at the date of the issuance of the notes;

(f) liens in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such liens;

(g) liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal taxation pursuant to Section 103(b) of the Internal Revenue Code of 1986, as amended; and

(h) extensions, renewals or replacements of any liens referred to in the foregoing clauses, provided that (i) the principal amount of debt secured thereby shall not exceed the principal amount of debt so secured at the time of such extension, renewal or replacement and (ii) such extension, renewal or replacement liens will be limited to all or part of the same property and improvement thereon which secured the debt so secured at the time of such extension, renewal or replacement.

Notwithstanding the restrictions in the preceding paragraphs, we or any Subsidiary of ours may incur debt secured by a lien which would otherwise be prohibited by such restrictions, without equally and ratably securing the notes, provided that, after giving effect thereto, the then aggregate outstanding amount of all such debt so secured by such liens (not including liens permitted under clauses (a) through (h) above) plus the aggregate amount of Attributable Debt in respect of Sale and Lease Back Transactions of Principal Properties entered into after the date of issuance of the notes and permitted solely pursuant to clause (c) of the covenant described below under the caption “—Limitation on Sale and Lease Back Transactions” and still in existence does not exceed the greater of 5% of our Consolidated Tangible Assets at the time of such incurrence and $750 million.

Limitation on Sale and Lease Back Transactions

We will not, nor will we permit any Subsidiary to, enter into any Sale and Lease Back Transaction with respect to any Principal Property, other than any such Sale and Lease Back Transaction involving a lease for a term of not more than three years or any such Sale and Lease Back Transaction between us and one of our Subsidiaries, or between Subsidiaries, unless:

(a) we or such Subsidiary would be entitled to incur debt secured by a lien on the Principal Property involved in such Sale and Lease Back Transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease Back Transaction, without equally and ratably securing the notes, pursuant to clauses (a) through (h) of the covenant described above under the caption “—Limitation on Liens”;

(b) we apply the Net Available Proceeds of such Sale and Lease Back Transaction within 180 days of such Sale and Lease Back Transaction to either (or a combination of) (i) the prepayment or retirement of debt of ours or a Subsidiary of ours (other than debt that is, in the case of our debt, subordinated to the notes or debt owed to us or a Subsidiary) that by its terms matures more than 12 months after its creation or (ii) the purchase, construction, development, expansion or improvement of comparable properties or facilities; or

(c) the aggregate amount of Attributable Debt in respect of such Sale and Lease Back Transaction plus the Attributable Debt in respect of all other Sale and Lease Back Transactions of Principal Properties entered into after the date of issuance of the notes permitted solely pursuant to this clause (c) and still in existence, plus the aggregate amount of all debt secured by liens permitted solely pursuant to the last paragraph of the covenant described above under the caption “—Limitation on Liens” and still outstanding, does not exceed the greater of 5% of our Consolidated Tangible Assets at the time of such Sale and Lease Back Transaction and $750 million.

“Attributable Debt” with regard to a Sale and Lease Back Transaction with respect to any Principal Property means, at the time of determination, the lesser of:

•	the fair market value of the Principal Property subject to the transaction; or

•

the present value (discounted by the weighted average interest rate borne by all securities then outstanding under the base indenture at the time of determination compounded semiannually) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such Sale and Lease Back Transaction.

“Consolidated Net Tangible Assets” means, as of any date on which we effect a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) after deducting therefrom (i) all current liabilities, except for any notes and loans payable, current maturities of long-term debt, the current portion of deferred revenue and obligations under capital leases and (ii) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, to the extent included in said aggregate amount of assets, all as set forth on our most recent consolidated balance sheet and computed in accordance with GAAP.

“Consolidated Tangible Assets” means, as of any date on which we effect a transaction requiring such Consolidated Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) set forth on our most recent consolidated balance sheet and computed in accordance with GAAP.

“GAAP” means accounting principles generally accepted in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of the determination.

“Net Available Proceeds” from any Sale and Lease Back Transaction by us or any Subsidiary means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of debt or obligations relating to the properties or assets that are the subject of such Sale and Lease Back Transaction or received in any other noncash form) therefrom by us or our Subsidiary, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Sale and Lease Back Transaction; (ii) all payments made by us or our Subsidiary on any debt which is secured in whole or in part by any such properties and assets in accordance with the terms of any lien upon or with respect to any such properties and assets or which must, by the terms of such lien, or in order to obtain a necessary consent to such Sale and Lease Back Transaction or by applicable law, be repaid out of the proceeds from such Sale and Lease Back Transaction; and (iii) all distributions and other payments made to our minority interest holders in Subsidiaries or joint ventures as a result of such Sale and Lease Back Transaction.

“Principal Property” means any single parcel of real property or any permanent improvement thereon (i) owned by us or any of our Subsidiaries located in the United States, including our principal corporate office, any manufacturing facility or plant or any portion thereof and (ii) having a book value, as of the date of determination, in excess of 3% of our most recently calculated Consolidated Net Tangible Assets. Principal Property does not include any property that our board of directors has determined not to be of material importance to the business conducted by our Subsidiaries and us, taken as a whole.

As of July 31, 2021, we had one Principal Property.

“Principal Subsidiary” means any Subsidiary which owns any Principal Property.

“Sale and Lease Back Transaction” means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by us or any of our Subsidiaries of any Principal Property that, more than 12 months after the later of (i) the completion of the acquisition, construction, development or improvement of such Principal Property or (ii) the placing in operation of such Principal Property or of such Principal Property as so constructed, developed or improved, has been or is being sold, conveyed, transferred or otherwise disposed of by us or our Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender on the security of such Principal Property.

Limitation on Mergers and Other Transactions

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”) unless:

•

we are the surviving corporation or the successor person (if other than us) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the notes and under the indenture; and

•

immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing under the indenture.

We will deliver to the trustee prior to the consummation of the proposed transaction an officers’ certificate to the foregoing effect and an opinion of counsel stating that the proposed transaction complies with the indenture.

Notwithstanding the above, any Subsidiary of ours may consolidate with, merge into or transfer all or part of its properties to us. Neither an officers’ certificate nor an opinion of counsel shall be required to be delivered in connection therewith.

Events of Default

Any of the following constitutes an Event of Default with respect to each series of notes:

•	default in the payment of any interest on such series of notes when it becomes due and payable, and continuance of that default for a period of 30 days;

•	default in the payment of principal of or premium on such series of notes when due and payable;

•

default in the performance or breach of any other covenant by us in the indenture (other than a covenant that has been included in the base indenture or a separate supplemental indenture solely for the benefit of a series of debt securities other than the notes of the applicable series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding notes of the applicable series as provided in the indenture;

•

(1) our failure or the failure of any of our Subsidiaries to pay indebtedness for money we borrowed or any of our Subsidiaries borrowed in an aggregate principal amount of at least $300 million, at the later of final maturity and the expiration of any related applicable grace period and such defaulted payment shall not have been made, waived or extended within 30 days after written notice from the trustee or the holders of at least 25% in principal amount of the outstanding notes of such series or (2) acceleration of the maturity of indebtedness for money we borrowed or any of our Subsidiaries borrowed in an aggregate principal amount of at least $300 million, if that acceleration results from a default under the instrument giving rise to or securing such indebtedness for money borrowed and such indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days after written notice from the trustee or the holders of at least 25% in principal amount of the outstanding notes of the applicable series; provided, however, that, if the default under the instrument is cured by us, or waived by the holders of the indebtedness, in each case, as permitted by the governing instrument, then, unless the maturity of such series of notes has been accelerated in accordance with the indenture, the Event of Default under the indenture governing each series of notes caused by such default will be deemed likewise to be cured or waived; and

•	certain events of bankruptcy, insolvency or reorganization involving us.

For the avoidance of doubt, it will not be a breach or Event of Default under the Sustainability-Linked Senior Notes if the Sustainability Performance Target is not met.

Defeasance and Discharge

Each series of notes is also subject to defeasance and discharge as described under the caption “Defeasance of Debt Securities and Certain Covenants in Certain Circumstances” and “Satisfaction and Discharge Prior to Maturity” in the accompanying prospectus.

Delivery and Form

Each series of notes will be represented by one or more permanent global certificates (each a “Global Note” and collectively, the “Global Notes”) deposited with, or on behalf of the trustee as custodian for DTC and registered in the name of Cede & Co. (DTC’s partnership nominee), for credit to an account of a direct or indirect participant in DTC (including Euroclear Bank AS/NV or Clearstream Banking, S.A.). Unless and until certificated notes are issued under the limited circumstances described in the accompanying prospectus, no beneficial owner of a note shall be entitled to receive a definitive certificate representing notes. So long as DTC or any successor depositary (collectively, the “Depositary”) or its nominee is the registered owner of the Global Notes, the Depositary, or such nominee, as the case may be, will be considered to be the sole owner or holder of the notes for all purposes of the indenture. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Global Notes through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC (including Euroclear Bank AS/NV or Clearstream Banking, S.A.).

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material U.S. federal income tax considerations related to the purchase, ownership and disposition of the notes. This summary is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable regulations, administrative rulings and judicial decisions, all as in effect as of the date of this prospectus supplement, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the U.S. Internal Revenue Service (the “IRS”), so as to result in U.S. federal income tax consequences different from those discussed below. This summary deals only with notes held as capital assets within the meaning of Section 1221 of the Code (generally for investment purposes) by a beneficial owner who purchases notes for cash on original issuance at the initial offering price at which a substantial amount of the notes are sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, which we refer to as the “issue price.” This summary does not address all aspects of U.S. federal income tax related to the purchase, ownership and disposition of the notes and does not address all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, banks and other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) of notes whose “functional currency” is not the U.S. dollar;

•

tax consequences to persons required for U.S. federal income tax purposes to conform the timing of income accruals with respect to the notes to their financial statements under Section 451 of the Code;

•	tax consequences to partnerships or other pass-through entities and their members;

•	tax consequences to certain former citizens or residents of the United States;

•	U.S. federal alternative minimum tax consequences, if any;

•	the potential application of the Medicare tax on net investment income;

•	any state, local or foreign tax consequences; and

•	U.S. federal estate or gift tax consequences, if any.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors.

THIS SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE FOR ANY PARTICULAR INVESTOR. THIS SUMMARY DOES NOT ADDRESS ALL U.S. FEDERAL TAX CONSIDERATIONS OR THE TAX CONSIDERATIONS ARISING UNDER THE LAWS OF ANY FOREIGN, STATE OR LOCAL JURISDICTION. IF YOU ARE CONSIDERING THE PURCHASE OF NOTES, YOU SHOULD CONSULT YOUR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME AND OTHER TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR OWN SPECIFIC SITUATION, AS WELL AS CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

We use the term “non-U.S. holder” to describe a beneficial owner (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) of notes that is not a U.S. holder. Non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Additional Payments

In certain circumstances, we may be obligated to pay certain additional amounts on the notes. For example, if we are required to repurchase notes in connection with a Change of Control Triggering Event as described in “Description of the Notes—Change of Control Offer,” we must pay a 1% premium. In addition, in the case of the Sustainability-Linked Senior Notes, the interest rate payable on the notes may be increased by an additional 30 basis points (0.30%) per annum in the aggregate from and including the Interest Rate Step Up Date as described in “Description of the Notes—Interest—Sustainability-Linked Senior Notes”. The possibility of such payments may implicate special rules under U.S. Treasury Regulations governing “contingent payment debt instruments.” According to those regulations, the possibility that additional payments will be made will not cause the notes to be contingent payment debt instruments if, as of the date the notes are issued, there is only a remote chance that such payments will be made or certain other exceptions apply. We have determined and intend to take the position (and this discussion assumes) that the possibility of such events occurring will not subject the notes to the contingent payment debt instrument rules.

Our determination that the notes are not contingent payment debt instruments is binding on holders for U.S. federal income tax purposes unless they disclose their contrary positions to the IRS in the manner required by applicable U.S. Treasury Regulations. Our determination that the notes are not contingent payment debt instruments is not, however, binding on the IRS. If the IRS were to successfully challenge our determination and the notes were treated as contingent payment debt instruments, U.S. holders would be required, among other things, to (i) accrue interest income based on a projected payment schedule and comparable yield, which may be a higher rate than the stated interest rate on the notes, regardless of their method of tax accounting and (ii) possibly treat as ordinary income, rather than capital gain, some or all of any gain recognized on a sale, exchange or redemption of a note. In the event that any of the above contingencies were to occur, it would affect the amount and timing of the income recognized by a U.S. holder.

Consequences to U.S. Holders

Payments of Interest

It is anticipated, and this discussion assumes, that the notes will be issued with no more than a de minimis amount of OID for U.S. federal income tax purposes, in which case interest on a note generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes.

If, however, the issue price of the notes is less than their stated principal amount and the difference is more than a de minimis amount (as set forth in the applicable U.S. Treasury Regulations), a U.S. holder generally will be required to include the difference in income as OID as it accrues on a constant yield-to-maturity basis (as set forth in the applicable U.S. Treasury Regulations) whether or not it receives cash payments and regardless of its method of tax accounting.

Sale, Redemption or Other Taxable Disposition of Notes

A U.S. holder generally will recognize gain or loss upon the sale, redemption or other taxable disposition of a note equal to the difference between the amount realized and such U.S. holder’s adjusted tax basis in the note. The amount realized will equal the amount of the cash and the fair market value of any property received in exchange for the note (other than amounts attributable to accrued but unpaid interest, which amounts will be treated as ordinary interest income for U.S. federal income tax purposes to the extent not previously included in income). A U.S. holder’s tax basis in a note will generally be equal to the amount that such U.S. holder paid for the note. In general, any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If, at the time of the sale, redemption or other taxable disposition of the note, a U.S. holder is treated as holding the note for more than one year, such capital gain or loss will be a long-term capital gain or loss. Otherwise, such capital gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), under current law, long-term capital gain generally is subject to U.S. federal income tax at a lower rate than short-term capital gain, which is taxed at ordinary income rates. A U.S. holder’s ability to deduct capital losses is subject to significant limitations under the Code.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and to the proceeds of a sale of a note paid to a U.S. holder unless the U.S. holder is an exempt recipient. Backup withholding at the applicable rate will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number or certification of its exempt status (generally by providing an IRS Form W-9 or an approved substitute), or if the U.S. holder is notified by the IRS that the U.S. holder has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

Payments of Interest

In general, payments of interest on the notes to a non-U.S. holder will be considered “portfolio interest” and, subject to the discussions below of income effectively connected with a U.S. trade or business, backup withholding, and the Foreign Account Tax Compliance Act, will not be subject to U.S. federal income or withholding tax, provided that:

•

the non-U.S. holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the non-U.S. holder is not, for U.S. federal income tax purposes, a controlled foreign corporation that is related (actually or constructively) to us through stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•

either (a) the non-U.S. holder provides its name, address and taxpayer identification number, if any, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN, W-8BEN-E or other applicable form) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable U.S. Treasury Regulations. Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest generally will be subject to a 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (i) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and includable in the non-U.S. holder’s gross income.

If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base, then, although the non-U.S. holder will be exempt from the 30% withholding tax (provided the certification requirements discussed above are satisfied), the non-U.S. holder generally will be subject to U.S. federal income tax on that interest on a net income basis at regular graduated U.S. federal income tax rates and generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Sale, Redemption or Other Taxable Disposition of Notes

Subject to the discussion below regarding backup withholding and the Foreign Account Tax Compliance Act, gain realized by a non-U.S. holder on the sale, redemption or other taxable disposition of a note will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

If a non-U.S. holder is described in the first bullet point above, it generally will be subject to tax on the net gain derived from the sale, redemption or other taxable disposition of the notes at regular graduated U.S. federal income tax rates and generally in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to the branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. If a non-U.S. holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax (unless an applicable income tax treaty provides otherwise) on the gain derived from the sale, redemption or other taxable disposition, which may be offset by certain U.S. source capital losses.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest paid to non-U.S. holders on the notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest that we make on the notes, provided the certification described above in the last bullet point under “Consequences to non-U.S. holders—Payments of interest” has been received and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, who is not an exempt recipient. However, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding at the applicable rate with respect to payments of the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, unless the certification described above has been received, and the payor does not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, who is not an exempt recipient, or the non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. The backup withholding and information reporting rules are complex, and non-U.S. holders are urged to consult their tax advisors regarding application of these rules to their particular circumstances.

Foreign Account Tax Compliance Act

Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, generally impose a 30% withholding tax on payments of interest on the notes if paid to a foreign entity (including, in some cases, when such foreign entity is acting as an intermediary) unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is a “non-financial foreign entity,” the foreign entity identifies certain of its U.S. investors or provides certification that it does not have any such investors, or (iii) the foreign entity is otherwise exempt from FATCA.

While withholding under FATCA may also apply to gross proceeds from the sale or other disposition of the notes (including settlement of the notes at maturity), under proposed U.S. Treasury regulations, withholding on payments of gross proceeds is not required. Although such regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued.

An intergovernmental agreement between the United States and an applicable foreign country may modify those requirements. If withholding under FATCA is required on any payment related to the notes, investors not otherwise subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment may be required to seek a refund or credit from the IRS to obtain the benefit of such exemption (or reduction). Prospective investors are encouraged to consult their own tax advisors regarding the possible implications of FATCA on their investment in the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

We and Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., BofA Securities, Inc., J.P. Morgan Securities LLC and BNP Paribas Securities Corp. as representatives for the underwriters for this offering of notes, have entered into an underwriting agreement dated                     , 2021, with respect to the notes. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to the underwriters named below, and each underwriter has severally agreed to purchase, at the initial public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement, the aggregate principal amounts of the notes listed next to its name in the following table.

Underwriter	Principal Amount of Floating Rate Notes	Principal Amount of Sustainability- Linked Senior Notes	Principal Amount of Notes	Principal Amount of Notes	Principal Amount of Notes
Morgan Stanley & Co. LLC	$	$	$	$	$
Citigroup Global Markets Inc.	$	$	$	$	$
BofA Securities, Inc.	$	$	$	$	$
J.P. Morgan Securities LLC	$	$	$	$	$
BNP Paribas Securities Corp.	$	$	$	$	$

Total	$	$	$	$	$

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if they purchase any of the notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the notes may be terminated.

Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to         % of the principal amount of the Floating Rate Notes, up to         % of the principal amount of the              Sustainability-Linked Senior Notes, up to         % of the principal amount of the              Notes, up to         % of the principal amount of the              Notes and up to         % of the principal amount of the              Notes. Any such securities dealers may resell the notes purchased from the underwriters to certain other brokers or dealers at a discount from the public offering price of up to         % of the principal amount of the Floating Rate Notes, up to         % of the principal amount of the              Sustainability-Linked Senior Notes, up to         % of the principal amount of the              Notes, up to         % of the principal amount of the              Notes and up to         % of the principal amount of the              Notes. After the initial public offering of the notes, the underwriters may change the public offering price and concession and discount to brokers or dealers. The offering of the notes by the underwriters is subject to receipt and acceptance and is subject to the underwriters’ right to reject any order in whole or in part.

We estimate that our out-of-pocket expenses for this offering, excluding the underwriting discounts, will be approximately $            .

The notes are new issues of securities with no established trading market. One or more of the underwriters have advised us that they intend to make a secondary market for the notes of each series. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice in their sole discretion. We cannot assure you that a liquid trading market will develop for any series of notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell your notes will be favorable.

We have agreed to indemnify the several underwriters against liabilities under the Securities Act or contribute to payments which the underwriters may be required to make in that respect.

We expect that delivery of the notes will be made to investors on or about                     , 2021, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to the second business day before the original issue date of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Other Relationships and Conflicts of Interest

Morgan Stanley & Co. LLC is acting as one of the dealer managers in connection with the tender offer described under “Prospectus Supplement Summary—Recent Developments”. We have agreed to pay the dealer managers a fee for their services to us in connection with the tender offer.

In addition, certain of the underwriters or their affiliates are lenders under the revolving facility that we intend to fully repay with the proceeds of this offering and our three-year term loan that we may repay in whole or in part with the proceeds of this offering. At least 5% of the net proceeds of this offering may be directed to one or more of the underwriters (or their affiliates). In addition, certain of the underwriters or their affiliates may be holders of our tender offer notes and, accordingly, may receive a portion of the net proceeds of this offering in the tender offer. The receipt of at least 5% of the net proceeds of this offering by any underwriter (or its affiliates) would be considered a “conflict of interest” under FINRA Rule 5121. As such, this offering is being conducted in accordance with the applicable requirements of Rule 5121 regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of Rule 5121. Rule 5121 requires prominent disclosure of the nature of the conflict of interest in the prospectus supplement for the public offering. Pursuant to Rule 5121(a)(1)(C), the appointment of a qualified independent underwriter is not necessary in connection with this offering as the notes are investment grade rated.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

Each of the bookrunners and certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services in the ordinary course of business for us and our affiliates, for which they received or will receive customary fees and expense reimbursement. Each of these parties has received or will receive customary fees in connection therewith.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, certain other of those underwriters are likely to hedge or otherwise reduce, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

•

Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the prices of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market prices of the notes or preventing or retarding a decline in the market prices of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Notice to Prospective ERISA Investors

Each purchaser of the notes that is (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan or account subject to Section 4975 of the Code or (3) an entity deemed to hold “plan assets” of any such employee benefit plan, plan or account, by acceptance of a note, will be deemed to have represented and warranted that a fiduciary acting on its behalf is causing it to purchase the notes and that such fiduciary:

(a) is a bank, an insurance carrier, a registered investment adviser, a registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control as specified in 29 CFR Section 2510.3-21(c)(1)(i) (excluding an IRA owner or a relative of an IRA owner if the purchaser is an IRA);

(b) is independent (for purposes of 29 CFR Section 2510.3-21(c)(1)) of Analog Devices, each underwriter and their respective affiliates (the “Transaction Parties”);

(c) is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies, including the purchaser’s transactions with the Transaction Parties hereunder;

(d) has been advised that none of the Transaction Parties has undertaken or will undertake to provide impartial investment advice, or has given or will give advice in a fiduciary capacity, in connection with the purchaser’s transactions with the Transaction Parties contemplated hereby;

(e) is a “fiduciary” under Section 3(21)(A) of ERISA or Section 4975(e)(3) of the Code, or both, as applicable, with respect to, and is responsible for exercising independent judgment in evaluating, the purchaser’s transactions with the Transaction Parties contemplated hereby; and

(f) understands and acknowledges the existence and nature of the underwriting discounts, commissions and fees, and any other related fees, compensation arrangements or financial interests, described in this prospectus supplement; and understands, acknowledges and agrees that no such fee or other compensation is a fee or other compensation for the provision of investment advice, and that none of the Transaction Parties, nor any of their respective directors, officers, members, partners, employees, principals or agents has received or will receive a fee or other compensation from the purchaser or such fiduciary for the provision of investment advice (rather than other services) in connection with the purchaser’s transactions with the Transaction Parties contemplated hereby.

Selling Restrictions

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) and the accompanying prospectus contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”);

(ii)

a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”).

Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation.

This EEA selling restriction is in addition to any other selling restrictions set out in this prospectus supplement and the accompanying prospectus.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a “retail investor” means a person who is one (or more) of:

(i)

a client (as defined in point (7) of Article 2(1) of Regulation (EU) No 600/2014 (“UK MIFIR”)) as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) who is not a professional client as defined in point (8) of Article 2(1) of UK MIFIR, or a professional client;

(ii)

a customer, within the meaning of the provisions of the Financial Services and Markets Act 2000, as amended (the “FSMA”), and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive where that customer would not qualify as a professional client; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”).

Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in the United Kingdom will be made pursuant to an exemption under the FSMA and the UK Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for purposes of the FSMA and the UK Prospectus Regulation.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

This prospectus supplement and the accompanying prospectus are for distribution only to persons who are qualified investors (as defined in the UK Prospectus Regulation) and (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

This UK selling restriction is in addition to any other selling restrictions set out in this prospectus supplement and the accompanying prospectus.

Notice to Prospective Investors in Hong Kong

Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

Each underwriter has acknowledged that this prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA; (b) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest howsoever described in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification. In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of notes, the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.

Notice to Prospective Investors in the United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to Prospective Investors in the Dubai International Financial Centre (“DIFC”)

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement or the accompanying prospectus. The notes may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement or the accompanying prospectus, you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus supplement and the accompanying prospectus are strictly private and confidential and are being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the notes may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in South Korea

The notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the notes, the notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of notes of Korea, provided that (a) the notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20 percent of the aggregate issue amount of the notes, (c) the notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the notes, the relevant underwriting agreement, subscription agreement, and the offering circular and (e) the Company and the underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.

LEGAL MATTERS

Certain legal matters in connection with the offering of the notes will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP. The underwriters have been represented by Cravath, Swaine & Moore LLP.

EXPERTS

The consolidated financial statements of Analog Devices, Inc. appearing in Analog Devices, Inc.’s Annual Report (Form 10-K) for the year ended October 31, 2020 (including the schedule appearing therein), and the effectiveness of Analog Devices, Inc.’s internal control over financial reporting as of October 31, 2020, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The financial statements of Maxim Integrated Products, Inc and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K of Maxim Integrated Products, Inc. for the year ended June 26, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.analog.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus supplement. We have included our website address in this prospectus supplement solely as an inactive textual reference.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement is considered to be part of this prospectus supplement and the accompanying prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus supplement incorporates by reference the documents listed below (File No. 001-07819) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offering of the notes is terminated or completed:

•

our Annual Report on Form 10-K for the fiscal year ended October 31, 2020, as filed with the SEC on November 24, 2020, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our Definitive Proxy Statement for our 2021 Annual Meeting of Stockholders, as filed with the SEC on January 22, 2021;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended January 30, 2021, as filed with the SEC on February 17, 2021;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended May 1, 2021, as filed with the SEC on May 19, 2021;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2021, as filed with the SEC on August 18, 2021; and

•

our Current Reports on Form 8-K, as filed with the SEC on November 6, 2020, December  17, 2020, January  27, 2021, February  17, 2021 (Item 8.01 only), March  11, 2021, June  23, 2021, August  23, 2021 and August 26, 2021 (as amended by Amendment No.  1 on September  24, 2021) and September 8, 2021.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Analog Devices, Inc.

One Analog Way

Wilmington, MA 01887

Telephone: (781) 461-3282

Attention: Investor Relations

PROSPECTUS

Analog Devices, Inc.

DEBT SECURITIES

We may from time to time offer to sell the debt securities described in this prospectus. The debt securities will be senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness.

Each time we offer debt securities using this prospectus, we will provide specific terms and offering prices in supplements to this prospectus. The prospectus supplements may also add to, update or change the information in this prospectus and will also describe the specific manner in which we will offer the debt securities. You should carefully read this prospectus and the applicable prospectus supplement, including the information incorporated by reference, prior to investing in our debt securities.

We may offer and sell the debt securities on a continuous or delayed basis directly to investors or through underwriters, dealers or agents, or through a combination of these methods. The names of any underwriters, dealers or agents will be included in a prospectus supplement. If any agents, dealers or underwriters are involved in the sale of any debt securities, the applicable prospectus supplement will set forth any applicable commissions or discounts.

Our principal executive offices are located at One Analog Way, Wilmington, Massachusetts 01887, and our telephone number is (781) 329-4700.

Investing in these debt securities involves certain risks. See “Risk Factors” included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these debt securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 24, 2021.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell debt securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the headings “Incorporation by Reference” and “Where You Can Find More Information” in this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any debt securities other than the debt securities described in this prospectus or such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such debt securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

The terms “the Company,” “Analog Devices,” “we,” “our,” “ours” and “us” refer to Analog Devices, Inc. and its subsidiaries on a consolidated basis, unless the context otherwise requires.

RISK FACTORS

Investing in our debt securities involves risk. You should carefully consider the risks and uncertainties described in the accompanying prospectus supplement, as well as all of the risk factors contained in our filings with the SEC that are incorporated by reference in this prospectus, including the risk factors in our Annual Report on Form 10-K for the fiscal year ended October 31, 2020 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended January 30, 2021, May 1, 2021 and July 31, 2021, before making an investment decision pursuant to this prospectus and any accompanying prospectus supplement relating to a specific offering.

Our business, financial condition and results of operations could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.analog.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus and is not incorporated by reference. We have included our website address in this prospectus solely as an inactive textual reference.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings and the exhibits attached thereto. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001-07819) and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed), until the offering of the securities under the registration statement is terminated or completed:

•

our Annual Report on Form 10-K for the fiscal year ended October 31, 2020, as filed with the SEC on November 24, 2020, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our Definitive Proxy Statement for our 2021 Annual Meeting of Stockholders, as filed with the SEC on January 22, 2021;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended January 30, 2021, as filed with the SEC on February 17, 2021;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended May 1, 2021, as filed with the SEC on May 19, 2021;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2021, as filed with the SEC on August 18, 2021; and

•

our Current Reports on Form 8-K, as filed with the SEC on November  6, 2020, December  17, 2020, January  27, 2021, February  17, 2021 (Item 8.01 only), March  11, 2021, June 23, 2021, August  23, 2021, August 26, 2021 (as amended by Amendment No.  1 on September  24, 2021) and September 8, 2021 (Item 8.01 only).

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Analog Devices, Inc.

One Analog Way

Wilmington, MA 01887

Telephone: (781) 461-3282

Attention: Investor Relations

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain forward-looking statements regarding future events and our future results that are subject to the safe harbor created under the Private Securities Litigation Reform Act of 1995 and other safe harbors under the Securities Act of 1933, as amended, or the Securities Act, and the Exchange Act. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” “could” and “will,” and variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections regarding our future financial performance; our anticipated growth and trends in our businesses; our future liquidity, capital needs and capital expenditures; the impact of the COVID-19 pandemic on our business, financial condition and results of operations; our future market position and expected competitive changes in the marketplace for our products; our ability to pay dividends or repurchase stock; our ability to service our outstanding debt; our expected tax rate; the effect of changes in or the application of new or revised tax laws; expected cost savings; the effect of new accounting pronouncements; our ability to successfully integrate acquired businesses and technologies, including the integration of the acquired business, operations and employees of Maxim Integrated Products, Inc.; and other characterizations of future events or circumstances are forward-looking statements. You are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. You should pay particular attention to the important risk factors and cautionary statements referenced in the section of any accompanying prospectus supplement entitled “Risk Factors.” You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, our Quarterly Report on Form 10-Q for the quarter ended July 31, 2021 and our Current Reports on Form 8-K. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to revise or update any forward-looking statements, including to reflect events or circumstances occurring after the date of the filing of this prospectus, except to the extent required by law.

THE COMPANY

We are a leading global high-performance analog technology company dedicated to solving our customers’ most complex engineering challenges. We play a critical role at the intersection of the physical and digital world by providing the building blocks to sense, measure, interpret, connect and power. We design, manufacture, test and market a broad portfolio of solutions, including integrated circuits (“ICs”), software and subsystems that leverage high-performance analog, mixed-signal and digital signal processing technologies. Our comprehensive product portfolio, deep domain expertise and advanced manufacturing capabilities extend across high-performance precision and high-speed mixed-signal, power management and processing technologies – including data converters, amplifiers, power management, radio frequency (“RF”) ICs, digital signal processors (“DSP”) and other sensors.

On August 26, 2021, we completed the acquisition of Maxim Integrated Products, Inc. The acquisition will strengthen Analog Devices as an analog semiconductor leader by increasing our global scale and enhancing our depth of domain expertise and engineering capabilities, enabling us to offer more complete solutions and serve more customers.

We were incorporated in Massachusetts in 1965 with corporate headquarters in the Boston, Massachusetts area. In 2020, we moved our corporate headquarters from our facility in Norwood, Massachusetts to Wilmington, Massachusetts. The expanded facility in Wilmington features state of the art laboratories, design and manufacturing and cross-functional group collaboration space, while maintaining our commitment to environmental sustainability through the use of green building materials and solar panels, among other things. In addition, we have manufacturing facilities primarily in the United States, Ireland and Southeast Asia. Our common stock is listed on the Nasdaq Global Select Market under the symbol ADI and is included in the Standard & Poor’s 500 Index.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include the acquisition of companies or businesses, repayment and/or refinancing of debt, working capital, capital expenditures, repurchases of our common stock under our stock repurchase program and dividend payments. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of the net proceeds of any offering.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

The debt securities will be issued under an indenture dated June 3, 2013 between us and The Bank of New York Mellon Trust Company, N.A., as trustee, which we refer to as the “indenture.” We have summarized select portions of the indenture below. The summary is not complete. The indenture has been incorporated by reference as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

When we refer to “the Company,” “we,” “our” and “us” in this section, we mean Analog Devices, Inc. excluding, unless the context otherwise requires or as otherwise expressly stated, its subsidiaries.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors or a duly authorized committee of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors or a duly authorized committee of our board of directors, in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

(1) the title of the debt securities;

(2) the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

(3) any limit on the aggregate principal amount of the debt securities;

(4) the date or dates on which we will pay the principal on the debt securities;

(5) the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

(6) the place or places where principal of, premium and any interest on the debt securities will be payable;

(7) the terms and conditions upon which we may redeem the debt securities;

(8) any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

(9) the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

(10) the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

(11) whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

(12) the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

(13) the currency of denomination of the debt securities;

(14) the designation of the currency, currencies or currency units in which payment of principal of, premium and any interest on the debt securities will be made;

(15) if payments of principal of, premium or any interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

(16) the manner in which the amounts of payment of principal of, premium or any interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

(17) any provisions relating to any security provided for the debt securities;

(18) any addition to or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

(19) any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

(20) any listing on a securities exchange;

(21) the initial public offering price, if any is established for such debt securities;

(22) any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series; and

(23) any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities if other than those appointed in the indenture.

In addition, the indenture does not limit our ability to issue convertible or subordinated debt securities. We may also issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the material United States federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

Transfer and Exchange

See “Forms of Securities” in this prospectus for a description of transfer and exchange.

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”) unless:

(1) we are the surviving corporation or the successor person (if other than Analog Devices, Inc.) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes by a supplemental indenture our obligations on the debt securities and under the indenture;

(2) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing under the indenture; and

(3) certain other conditions are met.

Notwithstanding the above, any subsidiary of ours may consolidate with, merge into or transfer all or part of its properties to us.

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following unless otherwise provided in the resolutions, officers’ certificate or supplemental indenture establishing such series:

(1) default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

(2) default in the payment of principal of or any premium on any debt security of that series when due and payable;

(3) default in the performance or breach of any other covenant by us in the indenture (other than a covenant that has been included in the indenture solely for the benefit of a series of debt securities other than such series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

(4) certain events of bankruptcy, insolvency or reorganization involving us; and

(5) any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities.

At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of the principal and interest with respect to debt securities of that series which have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture and the trustee’s fees and expenses have been paid in full. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives security or indemnity satisfactory to it against any cost, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

(1) that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

(2) the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and after receipt of such request the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, any premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We and the trustee may amend or supplement the indenture or the debt securities of one or more series without the consent of the holders of the outstanding debt securities under the indenture:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for a supplemental indenture as contemplated by Article V of the indenture;

(3) to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

(4) to make any change that does not adversely affect the rights of any holder of debt securities under the indenture;

(5) to provide for the issuance of and establish the form and terms and conditions of debt securities under the indenture as permitted thereunder;

(6) to evidence and provide for the acceptance of appointment by a successor trustee with respect to any of the debt securities and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee; or

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

In addition, we and the trustee may enter into a supplemental indenture as to all other matters with the written consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by such supplemental indenture, provided however that we may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

(1) reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

(2) reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

(3) reduce the principal of or premium on, or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

(4) reduce the principal amount of discount securities payable upon acceleration of maturity;

(5) waive a default in the payment of the principal of, premium or any interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

(6) make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security; or

(7) make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, any premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations, including to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, money and/or Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

(1) we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

(2) any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

(1) depositing with the trustee money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, money and/or Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

(2) delivering to the trustee an opinion of counsel stating that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. Government Obligations or Foreign Government Obligations on deposit with the trustee should be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

“Foreign Government Obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. Dollars:

(1) direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

(2) obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

“U.S. Government Obligations” means securities that are: (1) direct obligations of the United States for the payment of which its full faith and credit is pledged, or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States; that, in either case under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

Satisfaction and Discharge Prior to Maturity

The Company has the right at any time to satisfy and discharge its obligations, other than certain specified obligations, under all debt securities issued pursuant to the indenture by depositing in trust with the trustee money and/or U.S. Government Obligations. The Company’s exercise of this right is subject to certain conditions including that either (1) all securities under the indenture (subject to certain exceptions) have been delivered to the trustee for cancellation or (2) all securities under the indenture not previously delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year or have been called for redemption or are to be called for redemption within one year or have been paid and discharged under the Company’s right of legal defeasance described above.

If such deposit is sufficient, in the opinion of a nationally recognized firm of independent public accountants (unless the funds consist solely of money), to make all payments of (1) interest on the debt securities prior to their redemption or maturity and (2) principal of (and premium, if any) and interest on such debt securities when due upon redemption or at maturity, all the obligations of the Company under the indenture will be discharged and terminated except as otherwise provided in the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

FORMS OF SECURITIES

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Unless the applicable prospectus supplement provides otherwise, certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the debt securities of a particular series in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a global security may not be transferred except as a whole by and among the depositary for the global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in global securities.

So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for that global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. None of the Company, the trustee, or any other agent of the Company or the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a global security, upon receipt of any payment to holders of principal, premium, interest or other distribution of underlying securities or other property of that global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of the securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the global security that had been held by the depositary. In addition, we may, at any time and in our sole discretion and subject to the procedures of the depositary, determine not to have securities represented by global securities and, in that event, will issue securities in definitive form for the global securities of that series. Any securities issued in definitive form in exchange for a global security will be registered in the name or names that the depositary gives to the trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based on directions received by the depositary from participants with respect to ownership of beneficial interests in the global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell debt securities:

(1) through underwriters;

(2) through dealers;

(3) through agents;

(4) directly to purchasers; or

(5) through a combination of any of these methods of sale.

This prospectus may be used in connection with any offering of our debt securities through any of these methods or other methods described in the applicable prospectus supplement.

We may directly solicit offers to purchase debt securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

The distribution of the debt securities may be effected from time to time in one or more transactions:

(1) at a fixed price, or prices, which may be changed from time to time;

(2) at market prices prevailing at the time of sale;

(3) at prices related to such prevailing market prices; or

(4) at negotiated prices.

Each prospectus supplement will describe the method of distribution of the debt securities and any applicable restrictions.

The prospectus supplement with respect to the debt securities of a particular series will describe the terms of the offering of the debt securities, including the following:

(1) the name of the agent or any underwriters;

(2) the public offering or purchase price and the proceeds we will receive from the sale of the debt securities;

(3) any discounts and commissions to be allowed or re-allowed or paid to the agent or underwriters;

(4) all other items constituting underwriting compensation;

(5) any discounts and commissions to be allowed or re-allowed or paid to dealers; and

(6) any exchanges on which the debt securities will be listed.

If any underwriters or agents are utilized in the sale of the debt securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and certain of the terms of the related agreement with them.

If a dealer is utilized in the sale of the debt securities in respect of which this prospectus is delivered, we will sell such debt securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Remarketing firms, agents, underwriters, dealers and other persons may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase debt securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of debt securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

(1) the purchase by an institution of the debt securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

(2) if the debt securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such debt securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

In order to facilitate the offering of the debt securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities or any other securities the prices of which may be used to determine payments on such debt securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the debt securities or of any such other securities, the underwriters may bid for, and purchase, the debt securities or any such other securities in the open market. Finally, in any offering of the debt securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the debt securities in the offering if the syndicate repurchases previously distributed debt securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than two scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the second business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than two scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

The debt securities may be new issues of securities and may have no established trading market. The debt securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the debt securities.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the debt securities in respect of which this prospectus is being delivered will be passed upon by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

The consolidated financial statements of Analog Devices, Inc. appearing in Analog Devices, Inc.’s Annual Report (Form 10-K) for the year ended October 31, 2020 (including the schedule appearing therein), and the effectiveness of Analog Devices, Inc.’s internal control over financial reporting as of October 31, 2020, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The financial statements of Maxim Integrated Products, Inc and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Maxim Integrated Products, Inc. for the year ended June 26, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$                      Floating Rate Senior Notes Due            ,

$                     % Sustainability-Linked Senior Notes Due            ,

$                     % Senior Notes Due            ,

$                     % Senior Notes Due            ,

$                     % Senior Notes Due            ,

Morgan Stanley (Global Coordinator)

Citigroup (Sustainability-Linked Bond Structuring Advisor)

BofA Securities

J.P. Morgan

BNP PARIBAS (Sustainability-Linked Bond Structuring Advisor)